UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Whitestone REIT

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2600 S. GESSNER ROAD, SUITE 500

HOUSTON, TEXAS 77063

April 4, 2025

Dear Shareholder:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT virtually via the internet or by proxy. The Annual Meeting will be held on Thursday, May 15, 2025, at 9:00 a.m., Central Time.

In accordance with the “e-proxy” rules promulgated by the United States Securities and Exchange Commission, we are pleased to take advantage of the practice of furnishing proxy materials to shareholders over the internet. The e-proxy rules afford us the opportunity not only to realize cost savings on the printing and distribution of our proxy materials but also to preserve our environment, and we hope that, if possible and convenient, you will avail yourself of this option. Accordingly, on or about April 4, 2025, we are mailing to our shareholders (other than those shareholders who have previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials. On the mailing date of the Notice of Internet Availability of Proxy Materials, all shareholders of record and beneficial owners will have the ability to access all of our proxy materials referred to in the Notice of Internet Availability of Proxy Materials on the internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge.

During the Annual Meeting, shareholders will have the opportunity to vote on each item of business described in the enclosed notice of the Annual Meeting and accompanying proxy statement. You will only be able to vote electronically and submit questions during the Annual Meeting by using your control number, which will be included on your notice or proxy card (if you received a printed copy of the proxy materials), to log on to the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. I urge you to authorize a proxy to vote your shares via the internet, or by calling the toll-free telephone number, or by signing, dating and promptly returning your proxy card enclosed with the proxy materials. Your vote is important. If you have any questions about how to vote your shares, please contact our Director of Investor Relations, David Mordy, at 713-435-2219.

Sincerely yours, David K. Holeman Chief Executive Officer

2600 S. GESSNER ROAD, SUITE 500

HOUSTON, TEXAS 77063

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held May 15, 2025

To Our Shareholders:

Notice is hereby given that the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT will be held on Thursday, May 15, 2025, at 9:00 a.m., Central Time. The Annual Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/WSR2025 by using the control number included with your notice to log on to the Annual Meeting. All shareholders of record as of the close of business on February 18, 2025 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The agenda for the Annual Meeting is as follows:

1.	To elect six trustees named herein to serve until our 2026 annual meeting of shareholders and until their successors have been duly elected and qualified (Proposal No. 1);
2.	To approve an amendment to the 2018 Long-Term Equity Incentive Ownership Plan (Proposal No. 2);
3.	To approve, in an advisory (non-binding) vote, the compensation of our named executive officers (Proposal No. 3);
4.	To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 4); and
5.	To transact such other business that may properly come before the meeting or any adjournment or postponement thereof.

All shareholders of record as of the close of business on February 18, 2025 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders electronically. We believe these rules allow us to provide our shareholders with the information they need, while reducing the environmental impact of the Annual Meeting and lowering the costs of delivery of the materials.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND AUTHORIZE A PROXY TO VOTE YOUR SHARES AS SOON AS POSSIBLE.

By order of the Board of Trustees, Peter A. Tropoli General Counsel and Corporate Secretary

April 4, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, MAY 15, 2025:

This Proxy Statement and Whitestone’s Annual Report to Shareholders for the fiscal year ended December 31, 2024 are available for review by shareholders of record at: www.proxyvote.com

TABLE OF CONTENTS

WHITESTONE REIT

2600 S. Gessner Rd., Suite 500

Houston, Texas 77063

www.whitestonereit.com

PROXY STATEMENT

The following information is furnished in connection with the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of Whitestone REIT (the “Company ” or “ Whitestone ”), to be held virtually via the internet on Thursday, May 15, 2025, at 9:00 a.m., Central Time. This Proxy Statement, our 2024 Annual Report on Form 10-K (“Annual Report”), and Proxy Card are first being made available to shareholders on or about April 4, 2025.

SOLICITATION AND VOTING

The Board, on our behalf, is soliciting proxies to be used at our Annual Meeting.

How may I attend the virtual Annual Meeting?

We look forward to continuing to provide expanded access, improved communication, and cost savings for the Company and our stockholders by holding our Annual Meeting entirely online. We believe a live virtual meeting enables increased stockholder attendance and participation and is an efficient use of resources for our stockholders and the Company. Accordingly, the Annual Meeting will be a virtual meeting conducted by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2025, or at any postponement or adjournment thereof.

If you plan to attend the Annual Meeting online, you will need the 16-digit control number included on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 9:00 a.m., Central Time. Online check-in will begin at 8:45 a.m. Central Time, and you should allow ample time for the online check-in procedures.

What proposals will be voted upon at the Annual Meeting?

The following proposals are scheduled to be voted upon at the Annual Meeting: (1) the election of six trustees to serve until our 2025 annual meeting of shareholders and until their successors have been duly elected and qualified; (2) the approval of an amendment to the 2018 Long-Term Equity Incentive Ownership Plan;(3) the approval of, in an advisory (non-binding) vote, the compensation of our named executive officers; (4) the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and (5) any other business as may properly come before the Annual Meeting. As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common shares as of the close of business on the record date, February 18, 2025, are entitled to receive notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. As of the close of business on February 18, 2025, we had 50,894,356 common shares outstanding. Common shareholders are entitled to one vote for each common share that they owned on the record date.

Shareholder of Record: Shares Registered in Your Name. If, on February 18, 2025, your shares were registered directly in your name with our transfer agent, Equinity Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person (virtually) at the Annual Meeting by visiting www.virtualshareholdermeeting.com/WSR2025, which provides rights and opportunities to vote and ask questions equivalent to in-person meetings of shareholders or authorize a proxy to vote your shares as set forth below.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If, on February 18, 2025, your shares were held in an account with a broker, bank or other agent, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2025. However, because you are not the shareholder of record, you may not vote your shares in person (virtually) at the Annual Meeting unless you request and obtain a “legal proxy” from your broker, bank or other agent.

Can I find additional information on the Company website?

Yes. Our website is www.whitestonereit.com. Although the information contained on our website is not and should not be considered part of this Proxy Statement, you can view additional information on the website, such as our Code of Business Conduct and Ethics, Corporate Governance Guidelines, charters of Board committees, Company responsibility and sustainability policies and filings with the SEC. A copy of any of these documents may be obtained free of charge by writing to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations.

How do I vote?

You may either vote FOR, AGAINST or ABSTAIN your vote on the election of the trustee nominees and you may vote FOR, AGAINST, or ABSTAIN from voting on the other proposals. The procedures for voting are set forth below.

Shareholder of Record: Shares Registered in Your Name. If you are a registered holder and properly sign and return your proxy card or complete your proxy via Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Trustee recommended by the Board as set forth under “Items to Be Voted On — Election of Trustees,” FOR the ratification of the appointment of the independent registered public accountants and FOR the advisory vote on executive compensation. You are permitted to vote for fewer than six (6) nominees. If you vote for fewer than six (6) nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked.

You may authorize a proxy in three ways:

•Vote online. To the website specified on the proxy card, voting instruction form or notice you received and follow the instructions there. You will need the control number included on your proxy card, voting instruction form or notice.

•Vote by regular mail. If you would like to authorize a proxy to vote your shares by mail, then please mark, sign and date the proxy card and return it promptly in the postage-paid envelope provided.

The individuals named as proxies on the proxy card to vote your shares also have the discretionary authority to vote your shares, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on any matter that is properly brought before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent. If you are a beneficial holder and properly mark, sign and return your voting instruction form or complete your voting instruction form via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your voting instruction form but do not specify how you want your shares voted with respect to the Election of Trustees, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the six (6) nominees proposed by the Board and named in this proxy statement, depending on the bank or broker through which you hold your shares, as set forth under “Items to Be Voted On — Election of Trustees,” FOR the ratification of the appointment of the independent registered public accountants, FOR the advisory vote on executive compensation, The Board strongly urges you to mark your voting instruction form in accordance with the Board’s recommendations. You are permitted to vote for fewer than six (6) nominees. If you vote for fewer than six (6) nominees, your shares will only be voted “FOR” with respect to those nominees you have so marked.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are the shareholder of record of your shares, you may change or revoke your proxy at any time before it is exercised in one of three ways:

•	You may send another properly completed proxy card bearing a later date, or submit a later-dated proxy by mail or by the internet, in a timely manner;

•

You may deliver a written notice of revocation, which must be received prior to or at the Annual Meeting, to our General Counsel and Corporate Secretary, Peter A. Tropoli, at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063; or

•

You may attend the Annual Meeting virtually by live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2025, which provides rights and opportunities to revoke your proxy at the Annual Meeting and vote in-person (virtually). However, your attendance at the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Only the latest validly executed proxy that you submit will be counted. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

How many shares must be present to constitute a quorum for the Annual Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote are represented in person (virtually) or by proxy at the Annual Meeting. As of the close of business on February 18, 2025, the record date, there were 50,894,356 common shares outstanding and entitled to vote. Thus, 25,447,179 common shares must be represented in person (virtually) or by proxy at the Annual Meeting to constitute a quorum.

Your shares will be counted towards the quorum if you vote in person (virtually) at the Annual Meeting or if you submit a valid proxy by mail or internet (or one is submitted on your behalf by your broker, bank or other agent). Additionally, abstentions and broker non-votes, as described below, will also be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting may adjourn the meeting until a later date.

What are the recommendations of the Board?

Our Board recommends you submit your voting instructions using the enclosed proxy card as follows:

1.	“FOR” the election of the six trustee nominees.

2.	“FOR” the approval of the Amendment to the 2018 Long-Term Equity Incentive Ownership Plan.

.

3.	“FOR” the approval, in an advisory (non-binding) vote, of the compensation of our named executive officers.

4.	“FOR” the ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) “FOR”, “AGAINST” and “ABSTAIN”, votes and broker non-votes with respect to Proposal No. 1 (election of trustee), (ii) “FOR,” “AGAINST,” and “ABSTAIN” votes and broker non-votes with respect to Proposal No. 2 (approval of 2018 Long-Term Equity Incentive Ownership Plan) and (iii) “FOR,” “AGAINST,” and “ABSTAIN” votes and broker non-votes with respect to Proposal No. 3 (advisory vote on the frequency of shareholder votes on executive compensation) and (iv) “FOR,” “AGAINST,” and “ABSTAIN” votes with respect to Proposal No. 4 (ratification of our independent registered public accounting firm).

Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. A broker non-vote occurs when a nominee, such as a broker, bank or other agent, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. Brokers, banks or other agents that have not received voting instructions from their clients cannot vote on their clients' behalf with respect to “non-routine” proposals but may vote their clients' shares on “routine” proposals.

Under applicable rules of the New York Stock Exchange (the “NYSE”), Proposal No. 1 (election of trustees), Proposal No. 2 (approval of the 2018 Long-Term Equity Incentive Ownership Plan), Proposal No. 3 (advisory vote on executive compensation), are non-routine matters and a broker, bank or other agent does not have discretionary authority to vote on such proposal. Conversely, Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) is a routine matter. Accordingly, typically, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other nominee that holds your shares, your broker, bank, or other nominee has discretionary authority under NYSE rules to vote your shares on this proposal. However, in that event, it is possible that a broker may choose not to exercise discretionary authority with respect to Proposal No. 4. In that case, if you do not instruct your broker how to vote with respect to Proposal No. 4, your broker may not vote with respect to such proposal. Therefore, we encourage you to instruct your broker, bank, or other nominee to vote your shares by filling out and returning the enclosed  proxy card.

How many votes are needed to approve each proposal?

•

For each of the trustee nominees to be elected (Proposal No. 1), such nominee must receive the vote of a plurality of all the votes cast at the Annual Meeting, whether in person (virtually) or by proxy, in respect of his or her election. This means the nominees receiving the greatest number of “FOR” votes will be elected. Broker non-votes and “ABSTAIN” votes will have no impact as they are not counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum. In addition, our Corporate Governance Guidelines contains a Director Resignation Policy regarding any nominee for trustee in an uncontested election who receives a greater number of votes “AGAINST” from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

•

For the amendment to the 2018 Long-Term Equity Incentive Ownership Plan (Proposal No. 2) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of the vote on this proposal, abstentions will have the same effect as a vote against the proposal but broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

•

For the advisory non-binding vote on executive compensation (Proposal No. 3) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

•

For the ratification of the appointment of our independent registered public accounting firm (Proposal No. 4) to be approved, the proposal must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

May I ask questions at the Annual Meeting?

The virtual format for the Annual Meeting allows shareholders to submit questions during the Annual Meeting.

Shareholders of record as of the Record Date who have pre-registered and wish to ask a question may submit a question in advance of the meeting at [www.proxyvote.com] by logging in with the 16-digit number printed in the box marked by an arrow included in your proxy card or voting instruction form. Once you are past the login screen, click on “Questions for Management,” type in your question and click “Submit.”

Live questions may be submitted online beginning shortly before the start of the meeting by typing your question in the “Ask a Question” box in the Annual Meeting portal, at www.virtualshareholdermeeting.com/WSR2025 and clicking submit.

We will try to answer all shareholder questions, subject to time constraints. We ask that you limit your written question to a brief item that is relevant to the Annual Meeting or our business. Questions may be ruled as out of order if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. To avoid repetition, we may group questions by topic with a representative question read aloud and answered

Who is paying for this proxy solicitation?

We will pay for the entire cost of our solicitation of proxies. In addition to the costs of mailing the paper or electronic copies of our proxy materials, our officers or employees may also solicit proxies by telephone, e-mail or personal interview. Officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to our Corporate Secretary at Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, banks or other agents, to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials unless the affected shareholder has provided us with contrary instructions. This procedure provides extra convenience for shareholders and cost savings for companies.

We and some brokers, banks or other agents may be householding our proxy materials. A single set of the Annual Report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY, 11717.

Upon written or oral request, we will promptly deliver a separate copy of the Annual Report and other proxy materials, to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Annual Report and other proxy materials, you may send a request to us, either in writing or telephone, at the address or telephone number listed under “Whom should I contact if I have any questions?” below. Requests must be received by May 8, 2025 for materials to be received prior to the Annual Meeting. In addition, if you are receiving multiple copies of the Annual Report and other proxy materials, you can request householding by contacting our Investor Relations department in the same manner.

How can I obtain Whitestone’s Annual Report?

Our Annual Report, as filed with the SEC, can be accessed, along with this Proxy Statement, on the Investor Relations page of our corporate website at https://ir.whitestonereit.com/. If you wish to receive a copy of our Annual Report, as well as a copy of any exhibit specifically requested, we will mail these documents to you free of charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations. A copy of our Annual Report has also been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. The Annual Report is not, and should not be considered to be, a part of our proxy materials.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be announced in a Current Report on Form 8-K that will be filed with the SEC within four business days after the conclusion of the Annual Meeting and may be accessed from the SEC’s website at www.sec.gov.

How and when may I submit a shareholder proposal for the Annual Meeting?

Shareholders wishing to make a Trustee nomination or bring a proposal (other than pursuant to Rule 14a-8 of the Exchange Act) must comply with the advance notice provisions in our amended and restated bylaws (as amended, the “Bylaws”), which require, among other things, that shareholders provide written notice of their nomination or proposal to the Corporate Secretary at the Company’s principal executive offices at the address set forth above no earlier than December 5, 2025 and no later than 5:00pm Central time on January 4, 2026, assuming the Company does not change the date of the 2026 annual meeting of shareholders by more than 30 days before or after the first anniversary of the 2025 Annual Meeting. If so, we will release an updated timeframe for shareholder proposals. Any shareholder proposal or trustee nomination must comply with the other provisions of our Bylaws and be submitted in writing to the Corporate Secretary at our principal executive offices. A more detailed discussion regarding the submission of proposals for the 2026 annual meeting of shareholders is provided under “Corporate Governance - Shareholder Nominations for Trustee” below.

In addition to satisfying the requirements of our Bylaws, to comply with the requirements set forth in  Rule 14a-19 of the Exchange Act, shareholders who intend to solicit proxies in support of Trustee nominees, other than the Board’s nominees, must also provide written notice to the Corporate Secretary that sets forth all the information required by Rule14a-19(b) of the Exchange Act. Such notice must be postmarked or transmitted electronically to the Corporate Secretary at the Company’s principal executive offices no later than March 16, 2026.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact David Mordy, our Director of Investor Relations at 713-435-2219.

PROXY SUMMARY

Here we present an overview of information that you will find throughout this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Shareholders		Shareholder Voting Matters
Date and Time:	Thursday, May 15, 2025 at 9:00 a.m. Central Time	Proposals	Board's Voting Recommendation	Page
Place:	Virtual Meeting at www.virtualshareholdermeeting.com/WSR2025	1. Election of Trustees	FOR EACH OF THE COMPANY'S NOMINEES	[16]
Record Date:	February 18, 2025	2. Approval of an amendment to the 2018 Long-Term Equity Incentive Ownership Plan	FOR	[39]
		3. Advisory Vote on Executive Compensation	FOR	[48]
		4. Ratification of the appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR	[80]

Our Trustees Nominees

The Board has nominated a slate composed of six talented nominees with skill sets, experiences and professional backgrounds representing a diversity of perspectives and characteristics that are particularly relevant to the Company’s business and strategic objectives. Detailed information about each of our nominees, including background, skills and expertise, can be found in the Proposal No. 1 - Election of Trustees section of this Proxy Statement. The Board has determined that five of its six trustee nominees are independent. If the trustee nominees are elected at the Annual Meeting, the trustees plan to hold committee memberships as follows:

			Committee Memberships
Name and Primary Occupation	Age	Trustee Since	Audit	Compensation	Nominating and Corporate Governance Committee
Nominees:
Julia B. Buthman, former Managing Director, Prudential Private Capital	65	2023	X		Chair
Amy S. Feng, Executive Vice President, Edelman Smithfield	59	2022	X	Chair
Kristian M. Gathright, former Executive VP and COO of Apple Hospitality REIT	52	2024	X		X
David K. Holeman, Chief Executive Officer of Whitestone REIT	61	2022
Jeffrey A. Jones, Managing Director of Stephens Inc.	69	2020	Chair	X
Donald A. Miller, former CEO of Piedmont Office Realty Trust	62	2024		X	X

Our Commitment to Excellence in Stakeholder Engagement

Through owning, operating, developing and redeveloping successful neighborhood community shopping centers, we engage with a wide variety of stakeholders, including shareholders, noteholders, lenders, employees, co-investment partnerships, tenants, and the local communities where our properties are located. We believe that considering the needs and feedback of these stakeholders is crucial to the value-creation process as they are in a position to significantly influence our long-term success. In 2024, Whitestone met with over 60% of the shareholder base to solicit feedback on strategy, governance and other relevant shareholder issues.

STAKEHOLDER GROUP	ENGAGEMENT APPROACH		TOPICS OF DISCUSSION
Shareholders, Noteholders and Lenders	One-on-one meetings with individuals and institutions	Interactions facilitated via industry associations and sell-side analyst conferences	Our goals and strategic objectives, performance and expectations, transparent disclosure, corporate governance and other ESG initiatives
	Direct dialogue through Whitestone-hosted market visits and quarterly conference calls	Information sharing via company filings
Tenants	Tenant site visits on a regular basis performed by property managers and regional managers	One-on-one contact with tenants and representatives at retailer industry conferences	Tenant performance, tenant satisfaction, property maintenance, property health and safety, property efficiencies and sustainable building practices
Tenant satisfaction surveys
Communities	One-on-one dialogue with local and regional planning agencies, municipal boards, permitting authorities and community groups	Direct dialogue through open houses and town halls	Property specific information, community interests and needs
	Monitoring through social media	Employing a diverse group of associates that understands the needs of multicultural communities and tenants.
Vendors	Compliance with our Vendor Code of Conduct Policy		Vendors are to comply with established Code of Conduct Policy which includes, but not limited to, labor rights, health & safety, unfair business practices and environmental and sustainability concerns
	One-on-one engagements and annual goal setting	Special project and training workshops	Employee satisfaction, benefits and compensation, health and safety, career development and training, diversity and equal opportunity
Employees	Employee review meetings and Q&A sessions with the executive team members	Open door policy that encourages employees to offer opinions or raise concerns informally
	Formal reporting mechanism to raise issues such as fraud, harassment, etc.	Whistleblower Policy
	Employee satisfaction surveys	Employee ESG training

Our approach to stakeholder engagement is described in detail in our annual Environmental, Social, and Governance Report posted on our website at https://ir.whitestonereit.com/

Commitment to Excellence in Corporate Responsibility

We own, operate, develop and redevelop retail community-centered properties in vibrant markets and create value by leasing, managing, developing, and redeveloping properties to be a place of connection and convenience, crafted for the local needs of the community. We are more than landlords - we build unity and synergy between our tenants, designing a tenant mix for cross-referral business, which is the glue that creates the community atmosphere within our properties. In doing so, we create value for the community and other stakeholders.

We understand that managing our environmental, social and governance (“ESG”) responsibilities is critical to creating and sustaining long-term value. Our priorities in those efforts are providing sustainable, high quality rental spaces with high-quality tenants; prioritizing human capital management by investing in our people to ensure we can attract and retain the talent we need to remain successful; and operating to the highest possible standards of ethics and transparency. To that end, we have established an ESG Committee, under the oversight of the Board, which is comprised of key members of management and other employees.

Social Responsibility

Our Employees:
•	A values-based culture that promotes employee engagement
•	A culture of inclusivity, with annual training for management and associates
•	Employee wellness, health and safety, offering comprehensive benefits
•	Employee training and continuing education opportunities for professional development
•	24 languages spoken at Whitestone REIT as of December 31, 2024
•	Internship Program

Social Responsibility

Our Tenants and Communities:
•	Lease to tenants that provide beneficial services to the surrounding communities
•	Perform due diligence to ensure upholding of our standards through informal surveys, tenant meetings and formalized lease renewal processes
•	Participation of associates in volunteering and philanthropy
•	Employ and develop an inclusive group of associates who understand the needs of our multicultural communities and tenants

Ethics and Governance
•	Separate Chair and CEO positions
•	Unwavering ethical standards and business practices fostered by 100% employee participation in Code of Business Conduct and Ethics Training
•	Annual shareholder elections for Trustees
•	Ongoing board refreshment - 80% of Independent Trustees have served fewer than 5 years
•	Commitment to continual enhancement of our corporate governance practices

Environmental Stewardship

Redeveloping and Revitalizing
•	We acquire and reposition properties and seek to add value through renovating and re-tenanting our properties to create Whitestone-branded Community Centered Properties™.
•

Adding leasable square footage to existing structures, upgrading and renovating existing structures and developing and building on unused land are all ways that we revitalize existing space to better serve the local community.

•

When redeveloping our properties, we seek opportunities to improve their environmental footprint. Examples include providing parking spaces for low emission and fuel efficient vehicles; installing low voltage lighting; and installing enclosed trash collectors. Furthermore, we undertake extensive due diligence related to any possible contamination at all the properties we purchase, investing in any necessary clean up to ensure we and new tenants comply with all environmental regulations.

•

We usually provide triple net (NNN) leases that charge the utility expenses directly to tenants. Tenants are incented to economize on utilities such as electricity and water usage, and improve their profitability by reducing expenses they pay.

•

We use an ESG data management software solution to enable tracking of our water, electricity, gas and trash usage. In February 2024, we released our 2023 ESG Report (in alignment with the Sustainability Accounting Standards Board industry standards and the Task Force on Climate-related Financial Disclosures (TCFD) recommendations) highlighting our ESG strategic priorities and initiatives.

•	Looking forward, we plan to evaluate the possibility of Energy Star and LEED certifications for select properties. In 2023, we submitted our second GRESB real estate assessment.

Our approach to corporate responsibility and key environmental, social, and governance initiatives are described in detail in our various ESG policies and reports, including our Environmental, Social, and Governance Report, Environmental Policies, Environmental Management System Policy, Charter of the Environmental, Social, and Governance Steering Committee, Occupational Safety and Health Policy and Procedures Manual, Human Rights Policy, Vendor Code of Conduct Diversity, Equity, and Inclusion Policy, and Sustainability Statement, each of which is available on our website http://ir.whitestonereit.com/ under the Corporate Responsibility section.

Our Commitment to Excellence in Corporate Governance

Board Refreshment and Characteristics of Board Member Nominees

We believe that, while we can benefit from experienced trustees, periodic refreshment of the Board is important. We understand that the quality, dedication and chemistry of the Board have been integral to our success. In 2024, we underwent a robust process, evaluating the Board of Trustees (the “Board”) and subsequently refreshing the board. We captured that process in the following graphic:

HOW WE DESIGNED THE RIGHT BOARD TO SERVE WHITESTONE SHAREHOLDERS

As of April 1, 2025, our average Board tenure is 2.2 years. Two of our six current trustees were elected in 2022, one new trustee was elected in 2023, and two new trustees were appointed in 2024. There are no family relationships among any of our trustee nominees or executive officers. The skills matrix utilized during the process highlighted above (and now updated for the new trustees) is as follows:

Corporate Governance Highlights

Key Attributes
•	Annual Election of Trustees
•	Plurality Vote Standard in Trustee Elections with Resignation Policy in Uncontested Elections
•	Independent Chair and Separate CEO
•	5 of 6 Company trustee Nominees are Independent; Audit, Compensation and Nominating and Corporate Governance Committees each Entirely Comprised of Independent Trustees
•	Independent Trustees Meet Regularly in Executive Session Without Management Present
•	Meaningful Share Ownership Requirements for Officers and Trustees
•	Anti Hedging Policy
•	Clawback Policy
•	No Familial Relationships among Board Members
•	Codes of Conduct for Trustees, Officers and Employees
•	Shareholder Ability to Adopt, Amend or Repeal the Bylaws
•	Shareholders Ability to Call Special Meetings

PROPOSAL NO. 1 - ELECTION OF TRUSTEES

Company Nominees for Trustee

Our Board is comprised of six trustees whose terms expire at the annual meeting each year. Julia B. Buthman, Amy. S. Feng, Kristian M. Gathright, David K. Holeman, Jeffrey A. Jones, and Donald A. Miller are our current trustees, and their terms expire at our Annual Meeting.

Based upon the Company’s criteria for nominations of trustees to the Board and the unanimous recommendation of the Nominating and Governance Committee, the Board unanimously determined to nominate Julia B. Buthman, Amy. S. Feng, Kristian M. Gathright, Jeffrey A. Jones, David K. Holeman, and Donald A. Miller, to serve until the 2026 annual meeting of shareholders and until their successors have been duly elected and qualified. See the section of this proxy statement titled “Our Commitment to Excellence in Corporate Governance – Board Refreshment and Characteristics of Board Member Nominees” beginning on page 13 for more information about the skills, qualifications, attributes and experiences that caused the Board to determine that its nominees should serve as trustees.

Our trustees are elected by a plurality of all votes cast by the holders of shares present in person (virtually) or represented by proxy at the Annual Meeting. This means that the nominees receiving the greatest number of “FOR” votes will be elected. In addition, our Corporate Governance Guidelines contain a Director Resignation Policy regarding any nominee for trustee in an uncontested election who receives a greater number of “AGAINST” votes from his or her election than votes “FOR” such election shall tender his or her resignation for consideration by the Nominating and Corporate Governance Committee, which shall then make a recommendation to the Board, after which the Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.  An uncontested election means an election in which the number of nominees proposed to be elected is equal to the number of trustees nominated by the Board.

Shares represented by valid proxies will be voted, if authority to do so is not withheld, for the election of each nominee. The Board has no reason to believe that any of its nominees will be unable to serve as trustees. In the event, however, that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by valid proxies will be voted for the election of such substitute nominees as the Nominating and Corporate Governance Committee may propose. If elected at the Annual Meeting, each nominee has agreed to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. None of the Company's nominees are being nominated for election pursuant to any agreements or understandings between us and any other person.

Our Board recommends that you vote “FOR” the election of trustees Julia B. Buthman, Amy S. Feng, Kristian M. Gathright, David K. Holeman, Jeffrey A. Jones and Donald A. Miller.

Members of the Board of Trustees

Julia B. Buthman

 Current Role:

 Trustee Since: 2023
 WSR Committees: Nominating and Corporate Governance (Chair), Audit

 Other Experience and Education:

●     Managing Director of Prudential Private Capital

●     Managing Director of Bank of Montreal

●     Chair, Advisory Council of Metro Educational Foundation

●     Vice-Chair of United Methodist Hospital and Health Care System

●     Executive Committee and Finance Chair, North Texas Food Bank

●     Bachelor of Science in Psychology, Oklahoma State University

●     MBA, University of Houston Bauer School of Business

Key Experience and Trustee Background

●

Julia Buthman is a seasoned investment professional with more than 35 years of experience in senior debt, subordinated debt and structured equity investments in both public and private companies, providing critical knowledge regarding the financial structuring of REITs.

●

Ms. Buthman provides the Board of Trustees with extensive experience serving clients across various sectors including, retail, manufacturing, industrial services, financial services and real estate, and REITs, notably advising on financing structures at Lion Industrial Properties and EPR Properties.

●	Ms. Buthman has been a member of the Board of Trustees since 2023. She is currently serving as the chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee.

Ms. Buthman is a former Managing Director of Prudential Private Capital (PPC), where she oversaw the Dallas Corporate Finance office covering multiple growth cities in Texas, Oklahoma, Missouri, Kansas, Arkansas, and Louisiana. Ms. Buthman served on the boards of several of PPC’s portfolio companies, including heading up the Audit and Compensation Committees. In addition, she served on PPC’s senior management team, providing valuable input into strategy, execution and human capital management. Prior to PPC, Ms. Buthman served as a Managing Director at Bank of Montreal (BMO), where she was a member of the Special Assets group, responsible for managing multiple real estate investments and assets across various sectors including, retail, commercial, residential and office. Additionally, Ms. Buthman was responsible for heading a new Chicago-based vertical focused on the retail industry. Throughout her tenure at both Prudential and BMO, Ms. Buthman advised clients within the real estate industry on capital management, strategy and M&A. Ms. Buthman earned a Bachelor of Science degree in Psychology from Oklahoma State University and an MBA from the University of Houston Bauer School of Business.

Amy S. Feng

 Current Role: Executive Vice President, Strategic Situations and Investor Relations of Edelman Smithfield
 Trustee Since: 2022
 WSR Board Committees: Chair of the Board, Audit, Compensation

 Other Current Boards and Affiliations:

●     Certified Director designation, National Association of Corporate Directors (NACD)

●     Former Director, San Francisco Chapter of the National Investor Relations Institute (NIRI)

 Other Experience and Education:

●     Head of Investor Relations of Shopify

●     Managing Director of Joele Frank Wilkinson Brimmer Katcher

●     Executive Vice President of Abernathy MacGregor

●     Managing Director and Senior Research Analyst of JMP Securities

●     Equity Research Senior Analyst for Lehman Brothers

●     Bachelor of Arts in Chemistry, Cornell University

●     Ph.D. in Chemistry, University of California, Berkeley

●     MBA, Northwestern University

Key Experience and Trustee Background

●

Amy Feng has over 25 years of experience advising c-suite executives and boards of directors on financial transactions, including mergers and acquisitions, initial public offerings, digital transformations, leadership transitions, cyber breaches, shareholder activism, growth and revenue drivers, risk and litigation matters.

●

Ms. Feng provides the Board of Trustees with significant financial and real estate expertise gained through providing strategic advice to some of the largest REITs throughout her multi-decade career, including American Campus Communities, Cedar Fair, ClubCorp, Healthcare Trust of America, Iron Mountain, Monmouth Real Estate, Prologis, and Public Storage on various strategic matters.

●

Ms. Feng has been a member of the Board of Trustees since 2022 and has served as Chair of the Board since 2024. Ms. Feng is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Ms. Feng currently serves as an Executive Vice President, Strategic Situations and Investor Relations at Edelman Smithfield. Prior to joining Edelman, she served as Shopify’s Head of Investor Relations from 2022 to 2023 and Managing Director at Joele Frank Wilkinson Brimmer Katcher, a top-ranked leader in strategic, financial, and crisis communications, from 2016 to 2022. During her time at both companies, she advised executives and Boards on a wide range of critical issues of importance to shareholders and other stakeholders. Her positions on NACD and NIRI equip her with the ability to help Boards elevate their performance and create long-term value. Ms. Feng has also served as an Executive Vice President at Abernathy MacGregor and built her financial expertise as Managing Director and Senior Research Analyst at JMP Securities and as an Equity Research Senior Analyst at Lehman Brothers and JMP Securities. Ms. Feng earned a Bachelor of Arts degree with honors in Chemistry from Cornell University, a Ph.D. in Chemistry from the University of California, Berkeley, and an MBA from Northwestern University.

Kristian M. Gathright

 Trustee Since: 2024
 WSR Board Committees: Audit, Nominating and Corporate Governance

 Other Current Boards and Affiliations:

●    Board Member of Apple Hospitality REIT (NYSE: APLE)

●    Senior Advisor for Derive Ventures

●    Board Member of the University of Virginia Foundation and McIntire School of Commerce Foundation

●    Investment Committee Chair of the Community Foundation for a Greater Richmond Board (Not-for-Profit)

●    Immediate Past Chair of the YMCA of Greater Richmond Board (Not-for-Profit)

●    Finance Chair of NextUP RVA (Not-for-Profit)

●    Vice Chair of Startup Virginia Board (Not-for-Profit)

 Other Experience and Education:

●    Former Executive Vice President and Chief Operating Officer, Apple Hospitality REIT, Inc.

●    Former Director, Spirit Realty Capital (NYSE: SRC)

●    Former President, Courtyard Franchise Advisory Council

●    Former American Hotel & Lodging Association Board Member

●    Former Virginia Chamber of Commerce Board Member

●    Former Assistant Vice President and Investor Relations Manager, Cornerstone Realty Income Trust

●    Former Regional Controller and Asset Manager, United Dominion Realty

●    Former EY Auditor

●    Bachelor of Science, Accounting, University of Virginia

Key Experience and Trustee Background

●

Kristian Gathright has deep real estate experience at both the board and executive levels, including playing a key role on the Board of Trustees of Spirit Realty (NYSE: SRC), a ~$9B Enterprise Value net lease REIT with over 29 million square feet of retail assets, in connection with Spirit Realty’s premium sale to a strategic acquirer.

●

Ms. Gathright provides the Board of Trustees with significant real estate executive and board experience and B2C knowledge that will be highly complementary and has successfully led and overseen value enhancing matters including M&A, capital raises and investor engagement initiatives.

Ms. Gathright currently serves as a board member of Apple Hospitality REIT (NYSE: APLE), which owns one of the largest and most diverse portfolios of upscale, rooms-focused hotels in the United States. During a span of over 20 years, she served in various roles at the company, including Chief Operating Officer, and has direct experience overseeing operations, strategic decision-making, capital raises and investor relations functions. In addition, Ms. Gathright was instrumental in the company’s 2015 listing on the NYSE and its ownership transition from retail to institutional shareholders. Prior to joining Apple, Ms. Gathright served in investor relations, asset management, accounting and audit roles with Cornerstone Realty Income Trust, United Dominion Realty and EY. She also served for ten years as the President of the Courtyard Franchise Advisory Council and as an American Hotel and Lodging Association (AH&LA) board member, Ms. Gathright earned a Bachelor of Science degree in Accounting at the University of Virginia.

David K. Holeman

 Current Role: Chief Executive Officer of Whitestone REIT
 Trustee Since: 2022

 Other Experience and Education:

●     Chief Financial Officer of Whitestone REIT

●     Chief Financial Officer of Gexa Energy

●     Chief Financial Officer and Controller of Houston Cellular Telephone Company/Cingular Wireless

●     Director of Restructuring of Coram Healthcare and numerous finance roles with H.M.S.S., a NASDAQ-listed   medical provider (acquired by Coram)

●     Auditor with Deloitte & Touche, LLP

●     Certified Public Accountant (CPA)

●     Bachelor of Business Administration in Accounting, Abilene Christian University

Key Experience and Trustee Background

●

David Holeman has over 35 years of public company experience, including over 15 years of C-Suite level experience in the real estate sector. Over that time Mr. Holeman has used his business acumen to provide strategic leadership and sound decision making and has led multiple capital raising efforts, including initial public and follow-on equity offerings.

●

Holeman provides the Board of Trustees with strong financial, operational, strategic and leadership skills, and deep knowledge of the Company and its customers garnered over his 18-year tenure with Whitestone.

●	Holeman has served as Whitestone’s CEO since January 2022 and was elected to the Board of Trustees in May 2022. Prior to becoming CEO, he served as the CFO of Whitestone from 2006-2021.

Before joining Whitestone, Mr. Holeman was Chief Financial Officer and Corporate Secretary at Gexa Energy, a NASDAQ-listed retail electricity provider, where he oversaw all financial, tax, treasury, investor relations and human resource functions. Notably, Mr. Holeman was instrumental in the successful sale of Gexa Energy to NextEra (NYSE: NEE) in 2005. Prior to his time at Gexa, Mr. Holeman was Chief Financial Officer, Head of Shared Services and Controller at Houston Cellular Telephone Company/Cingular Wireless, a subsidiary of AT&T. Prior to his time at Houston Cellular, Mr. Holeman served as the Director of Restructuring for Coram Healthcare, a NYSE-listed medical provider. He also held various financial roles with H.M.S.S., a NASDAQ-listed medical provider, which was acquired by Coram. Mr. Holeman began his career as an auditor with Deloitte in Kansas City, is a CPA, and earned a Bachelor of Business Administration degree in accounting from Abilene Christian University.

Jeffrey A. Jones

 Current Role: Managing Director of Stephens Inc.
 Trustee Since: 2020
 WSR Board Committees: Audit (Chair), Compensation

 Other Current Boards and Affiliations:

●      Advisory Board of the Alternative Asset Center at the Cox School of Business at Southern Methodist University

 Other Experience and Education:

●      President and Partner of Blackhill Partners

●      Chief Restructuring Officer of Black Elk Energy

●      Former Director, Falcon Steel

●      Former Director, Greatwide Logistics Services

●      Former Director, First Family Group

●      Chartered Financial Analyst (CFA)

●      Certified Turnaround Professional (CTP)

●      Bachelor of Business Administration in Accounting and Finance, Southern Methodist University

●      FINRA Series 7, 63 and 79 licenses, all current

Key Experience and Trustee Background

●	Jeffrey Jones has over 35 years of experience as an investment banker and restructuring advisor, in addition to holding various director positions at both public and private companies.
●

Mr. Jones provides the Board of Trustees with extensive financial advisory expertise, as he has spent his multi-decade career advising healthy and distressed companies, creditors, and shareholders both within real estate across other industries. He is qualified as an expert in sale process, valuation and interest rates in U.S. Bankruptcy courts in the Northeast, including Delaware, the Midwest and the Southern U.S.

●	Mr. Jones has been a member of the Board of Trustees since 2020. He currently serves as the Chair of the Audit Committee and as a member of the Compensation Committee.

Mr. Jones has served as Managing Director at Stephens Inc., one of the largest independent investment banks in the United States since 2018. Prior to this role, Mr. Jones co-headed Blackhill Partners, an investment banking and restructuring firm, from 2011 through the firm’s acquisition from its founder and its subsequent sale to Stephens Inc. in 2018. Mr. Jones also served as the Chief Restructuring Officer for Black Elk Energy from 2015 to 2016 during their complex bankruptcy and the largest ever attempted offshore oil and gas well decommissioning plan in Chapter 11. Noteworthy transactions in Mr. Jones’s career include the $5 billion multinational, multi-jurisdictional reorganization of Pacific Exploration, advising the founding family in the sale of Algan to BFGoodrich, advising the founder of TriColor Auto Group in its sale to Serent Capital, and facilitating the divestitures of non-core business units for British Petroleum, Kennametal and Xerox. Mr. Jones is a Chartered Financial Analyst (CFA) and a Certified Turnaround Professional (CTP) and completed the three-year Securities Industry Institute program at The Wharton School of the University of Pennsylvania. Mr. Jones earned a Bachelor of Business Administration degree in Accounting and Finance from Southern Methodist University.

Donald A. Miller

 Trustee Since: 2024
 WSR Board Committees: Nominating and Corporate Governance, Compensation

 Other Current Boards and Affiliations:

●      Board Member of Feil Companies (Family Real Estate Investment Co.)

●      Board Member of Pacolet Milliken (Family Office)

●      Board Member of Watkins Associated Inc. (Family Holding Co.)

 Former Directorships:

●      Former Board Member of Piedmont Office Realty Trust (NYSE: PDM)

●      Former Member of Board of Governors for the National Association of Real Estate Investments Trusts (NAREIT)

●      Former Member of Urban Land Institute (ULI)

 Other Experience and Education:

●      Former President & CEO, Piedmont Office Realty Trust

●      Former Chief Real Estate Officer, Wells Real Estate Funds

●      Former Head of Real Estate Operations, Lend Lease Real Estate

●      Chartered Financial Analyst (CFA)

●      Bachelor of Arts, Furman University

Key Experience and Trustee Background

●	Donald Miller has over 30 years of experience as a real estate executive, with extensive experience in acquisitions, asset management, property management and leasing.
●

Mr. Miller provides the Board of Trustees with deep experience investing in, and overseeing real estate assets through, multiple cycles, and brings a proven record of engaging in accretive transactions and supporting high performing operations to drive shareholder value.

●

Mr. Miller served as the Chief Executive Officer, President, and a member of the board of directors of Piedmont Office Realty Trust, a publicly traded REIT, from 2007 to 2019, overseeing its initial public offer in 2010. Mr. Miller retired in 2019.

Donald Miller is a former member of the Urban Land Institute (ULI), and the National Association of Industrial and Office Properties (NAIOP). He previously served on the Board of Governors for the National Association of Real Estate Investment Trusts (NAREIT) from 2012 to 2015. From 2003 to 2007, Mr. Miller was the head of real estate activities at Wells Real Estate Funds, Inc. In such capacity, he was responsible for directing all aspects of acquisitions, asset management, dispositions, property management, and construction groups. From 2001 to 2003, Mr. Miller headed the U.S. equity real estate operations of Lend Lease, a leading international commercial real estate property group where he had worked since 1994. Prior to his time at Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded REIT (which was acquired by Brandywine Realty Trust in 2005). Mr. Miller received a Bachelor of Arts from Furman University in Greenville, South Carolina.

CORPORATE GOVERNANCE

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability and helps build public trust in us. Our governance practices include:

•	Annual election of trustees;
•	Independent Chair and Separate CEO;
•	Plurality vote standard in trustee elections with resignation policy in uncontested elections;
•	Five out of six Company trustee nominees are independent; Audit, Compensation and Nominating and Corporate Governance Committees each entirely comprised of independent trustees;
•	Independent trustees meet regularly in executive session without management present;
•	Anti-hedging policy;
•	Clawback policy;
•	Meaningful share ownership requirements for officers and trustees;
•	Shareholder Right to Adopt, Amend or Repeal the Bylaws;
•	Codes of Conduct for trustees, officers and employees;
•	No familial relationships on the Board or Management; and
•	Shareholders ability to call special meetings.

Independence

Under the listing standards of the NYSE, and pursuant to our Corporate Governance Guidelines and policies, we are required to have a majority of “independent” trustees and a Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee, each composed solely of independent trustees. In determining trustee independence, the Board broadly considers all relevant facts and circumstances, including the rules of the NYSE. The Board considers these issues not merely from the standpoint of a trustee, but also from that of persons or organizations with which the trustee has an affiliation. An independent trustee is free of any relationship with us or our management that may impair the trustee’s ability to make independent judgments.

Our Board has affirmatively determined that five of our six trustee nominees are “independent” as that term is defined by the NYSE listing standards and applicable SEC rules.  These trustees are Julia B. Buthman, Amy S. Feng, Kristian M. Gathright, Jeffrey A. Jones, and Donald A. Miller. As our Chief Executive Officer, David K. Holeman is not considered independent. Each of the Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee are composed solely of independent trustees.

Meetings and Committees of the Board of Trustees

Our Board met ten times during 2024.  Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board.  Ms. Feng was appointed Board Chair on June 1, 2024, replacing Mr. Taylor. Ms. Feng and Mr. Taylor presided over the independent meetings of the trustees. All of our nominated trustees attended 100% of the meetings for our Board and their assigned committees during the period of 2024 in which they served as a trustee. All of our nominated trustees attended our 2024 annual meeting of shareholders. We expect our trustees to attend our annual meetings, but we do not have a formal policy regarding attendance.

Our Board considers all major decisions concerning our business.  Our Board has also established committees so that certain matters can be addressed in more depth than may be possible at a meeting of the entire Board.   Our Board has established a standing Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee. Our Board’s committee membership, effective as of the date of the 2025 Annual Meeting is as follows, with the “X” denoting the members of the respective committee:

Name	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Non-Employee Trustees: (1)
Julia B. Buthman	Chair	X
Amy S. Feng		X	Chair
Kristian M. Gathright	X	X
Jeffrey A. Jones		Chair	X
Donald A. Miller	X		X
Number of Meetings in 2024	4	5	4

(1)

In 2024, former trustee David Taylor served as Chair of the Nominating and Corporate Governance Committee until June 1, 2024. Mr. Taylor served as the Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee, until his retirement from the board on November 4, 2024. Former trustee Nandita Berry served as Chair of the Nominating and Corporate Governance Committee until June 1, 2024, and served on the Nominating and Corporate Governance Committee and the Audit Committee until her retirement from the board on November 4, 2024. Julia Buthman was appointed to the Audit Committee on May 14, 2024. Amy Feng served on the Nominating and Corporate Governance Committee through November 4, 2024.

Our Board has adopted a charter for each of the above committees. The charters are available on the Corporate Governance page of our website at www.whitestonereit.com. The information contained on our website is not, and should not be considered, a part of this Proxy Statement.  Each of these committees is comprised solely of independent trustees.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are:

•	identifying individuals qualified to become trustees;
•	recommending nominees for committees of our Board;
•	conducting reasonable prior review and approval of any related party transactions;
•	overseeing our ESG Steering Committee; and
•	being responsible for matters concerning corporate governance.

The committee currently consists of Julia B. Buthman, Kristian M. Gathright, and Donald A. Miller, with Ms. Buthman serving as chair.  Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules. The committee is responsible for identifying individuals qualified to become trustees and for evaluating potential or suggested trustee nominees. Pursuant to our Bylaws, as amended, in order for an individual to qualify for nomination or election as a trustee, an individual, at the time of nomination, must have substantial expertise, experience or relationships relevant to our business, which may include:

•	commercial real estate experience;
•	an in-depth knowledge of and working experience in finance or marketing;
•	capital markets or public company experience;
•	university teaching experience in a Master of Business Administration or similar program;
•	experience as a chief executive officer, chief operating officer or chief financial officer of a public or private company; or
•	public or private company board experience.

Additionally, an individual shall not have been convicted of a felony or sanctioned or fined for a securities law violation of any nature. The committee in its sole discretion will determine whether a nominee satisfies the foregoing qualifications or possesses such other characteristics as deemed necessary by the committee. Though we have no formal policy addressing diversity, pursuant to our Bylaws, as amended, the committee will seek to recommend nominees to the Board that represent a diversity of experience, gender, race, ethnicity and age.  Any individual who does not satisfy the qualifications above is not eligible for nomination or election as a trustee.

The committee performs a preliminary evaluation of potential candidates primarily based on the need to fill any vacancies on our Board, the need to expand the size of our Board and the need to obtain representation in key disciplines and/or market areas.  The committee will seek to identify trustee candidates based on input provided by a number of sources, including committee members and other members of our Board.  The committee also has the authority to consult with or retain advisors to carry out its duties.  Once a potential candidate is identified as one who fulfills a specific need, the committee performs a full evaluation of the potential candidate.  This evaluation includes reviewing the potential candidate’s background information, relevant experience, willingness to serve, diversity, independence and integrity.  In connection with this evaluation, the committee interviews the candidate in person or by telephone. The potential candidate is also introduced to our management team, properties and strategy to ensure appropriate experience and commitment exists. After completing its evaluation, the committee makes a recommendation to the full Board as to the individuals who should be nominated by our Board.  Our Board elects nominees recommended by the committee to fill vacancies on our Board and nominates the nominees for election by shareholders after considering the recommendations and a report of the committee. In 2024, the committee retained Spencer Stuart to assist in identifying board candidates (see page 13).

Shareholder Nominations for Trustee

The Nominating and Corporate Governance Committee will consider for nomination all individuals recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our Bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominations other than Company nominees must follow the procedures set forth in Rule 14a-19 under the Exchange Act. If a shareholder is recommending a candidate to serve on our Board, the candidate is expected to follow our candidate evaluation process, and the recommendation must include the information specified in our Bylaws, including the following:

(1)

As to each individual whom the shareholder proposes to nominate for election or reelection that meets the criteria of serving as a trustee as set forth in the qualifications of trustees section of our Bylaws (Article III, Section 3):

•

all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a trustee in an election contest (even if an election contest is not involved), or

•

would otherwise be required in connection with the solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected).

(2)	As to any business that the shareholder proposes to bring before the meeting:

•	a description of the business; and
•

the shareholder’s reasons for proposing the business at the meeting and any material interest in the business of the shareholder or any shareholder associated person (as defined in our Bylaws), individually or in the aggregate, including any anticipated benefit from the proposal to the shareholder or the shareholder associated person.

(3)	As to the shareholder giving the notice, any proposed nominee and any shareholder associated person:

•

the class, series and number of all of our common shares or other securities or any of our affiliates (also referred to as Whitestone securities), if any, that are owned (beneficially or of record) by the shareholder, proposed nominee or shareholder associated person, the date on which each Whitestone security was acquired and the investment intent of the acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of common shares or other security) in any Whitestone securities of any person;

•	the record or “street name” holder for, and number of, any Whitestone securities owned beneficially but not of record by the shareholder, proposed nominee or shareholder associated person;
•

whether and the extent to which the shareholder, proposed nominee or shareholder associated person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (i) manage for our shareholder, proposed nominee or shareholder associated person the risk or benefit of changes in the price of (x) Whitestone securities or (y) any security of any entity that was listed in the peer group in the share performance graph in the most recent annual report to our shareholders or (ii) increase or decrease in the voting power of the shareholder, proposed nominee or shareholder associated person in us or any affiliate thereof (or, as applicable, in any peer group company) disproportionately to the person’s economic interest in the company securities (or, as applicable, in any peer group company); and

•

any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with us), by security holdings or otherwise, of the shareholder, proposed nominee or shareholder associated person, in us or any affiliate thereof, other than an interest arising from the ownership of our securities where the shareholder, proposed nominee or shareholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series.

(4)	As to the shareholder giving the notice, any shareholder associated person with an interest or ownership referred to in paragraphs (2) and (3) above and any proposed nominee:

•	the name and address of the shareholder, as they appear on our share ledger, and the current name and business address, if different, of each shareholder associated person and any proposed nominee;
•

the investment strategy or objective, if any, of the shareholder and each shareholder associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in the shareholder, each shareholder associated person and any proposed nominee; and

•

to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee for election or reelection as a trustee or the proposal of other business on the date of the shareholder’s notice.

The foregoing description of our advance notice provisions is a summary and is qualified in its entirety by reference to the full text of our Bylaws, filed as Exhibits 3.2.1, 3.2.2 and 3.2.3, respectively, to our Annual Report on Form 10-K filed on March 17, 2025.  Accordingly, we advise you to review our Bylaws for additional stipulations relating to advance notice of trustee nominations and shareholder proposals. For a description of the applicable deadlines for shareholder proposals, see “Solicitation and Voting - How and when may I submit a shareholder proposal for the Annual Meeting?”

Audit Committee

The primary purposes of the Audit Committee are overseeing our accounting and financial reporting process, the audits of our financial statements; and assisting the Board in its oversight of the following:

i.	management’s responsibilities to assure there is in place an effective system of internal controls over financial reporting;
ii.	the qualifications and independence of our registered public accounting firm;
iii.	the performance of our registered public accounting firm; and
iv.	our compliance with our ethical standards, policies, plans and procedures, and applicable laws and regulations.

The committee also prepares a report each year for inclusion in our proxy statement in accordance with the rules of the SEC.

The committee currently consists of Julia B. Buthman, Amy S. Feng, Kristian M. Gathright, and Jeffrey A. Jones, with Mr. Jones serving as chair. Our Board has determined that all of the members of the committee are an “audit committee financial expert” as defined by the rules promulgated by the SEC.  Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

Compensation Committee

The primary purposes of the Compensation Committee are:

•	assisting our Board in discharging its responsibilities relating to our overall compensation and benefit structure;
•	producing an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations;
•	reviewing and approving Chief Executive Officer (“CEO”) compensation as well as executive officer compensation;
•

annually reviewing and making recommendations to the Board concerning the adoption, terms and operation of our compensation plans for all trustees, officers and other executives, including incentive compensation and equity-based plans that are subject to Board approval; and

•

approving grants and/or awards of restricted shares, share options and other forms of equity-based compensation, and otherwise administering our equity incentive plans in compliance with applicable tax laws.

The committee currently consists of Amy S. Feng, Jeffrey A. Jones, and Donald A. Miller, with Ms. Feng serving as chair. Each member of the committee is “independent” under the NYSE listing standards and applicable SEC rules.

The committee has the sole authority to oversee the administration of compensation programs applicable to our executive officers and trustees and to recommend for approval by the Board the compensation of our Chief Executive Officer. The committee also administers our 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”). The committee is recommending an amendment to the 2018 Plan. See Proposal No. 2 beginning on page [39] of this proxy statement.

Executive compensation is reviewed at least annually by the committee.  Our Chief Executive Officer completes performance reviews annually and provides recommendations to the committee with respect to our other executive officers.  Trustee compensation is reviewed periodically by the committee as its members deem appropriate.  The committee may delegate some or all of its authority to subcommittees when it deems appropriate.  See “Compensation Discussion and Analysis” for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.

The committee has the authority to engage and approve fees and other retention terms of outside advisors, without the approval of the Board or management, to assist it in the performance of its duties. Information on the committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis below.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that is applicable to all members of our Board, our executive officers and our employees. According to our Code of Business Conduct and Ethics, our employees and trustees are expected to exhibit and promote the highest standard of honest and ethical conduct, by their adherence to the following policies and procedures: (1) they shall engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (2) they shall inform our General Counsel of any deviations in practice from policies and procedures governing honest and ethical behavior or any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics, we will promptly disclose such amendment or waiver in accordance with and, if required by applicable law, including by posting such amendment or waiver on our website at the address above. The Audit Committee oversees compliance with our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is available under the “Corporate Governance” page of our website at www.whitestonereit.com.

Clawback Policy

As required by the SEC and NYSE listing standards, our Board has adopted a Clawback Policy that permits us to recover incentive compensation from certain officers in the event we are required to prepare a financial restatement, without regard to whether the restatement is caused by wrongdoing, negligence, or other misconduct. Our Clawback Policy is available on our website at http://ir.whitestonereit.com/.

Insider Trading Compliance Policy

Our Board has adopted an Insider Trading Compliance Policy which prohibits our trustees and executive officers from engaging in insider trading, executing, “short sales”, purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our shares or other equity securities granted as compensation or held directly or indirectly ("Securities"), purchasing or selling derivative securities related to our Securities, or pledging Securities as collateral for indebtedness, including holding such shares in a margin account.

Board Leadership Structure

The roles of Chair of the Board and Chief Executive Officer are separate. Our Chair of the Board is an independent trustee. Our independent trustees meet separately in executive sessions on a regular basis, typically during a portion of, or immediately after, each regularly scheduled meeting of our Board. Ms. Feng, our independent Chair presides over executive sessions of the independent trustees. The Board believes that its current leadership structure is appropriate for us because it separates the leadership of the Board from the day-to-day leadership of the Company. The Board also believes that separating the position of Chair from Chief Executive Officer better positions the Board to evaluate the performance of management and enables the Chair to provide guidance to the Chief Executive Officer.

The duties of the Chair include the following:

•	presiding at meetings of the Board, including executive sessions of the independent trustees;
•	previewing the information to be provided to the Board;
•	approving meeting agendas for the Board;
•	assuring that there is sufficient time for discussion of all meeting agenda items;
•	organizing and leading the Board’s evaluation of the CEO; and
•	being responsible for leading the Board’s annual self-assessment.

For additional information, see our Corporate Governance Guidelines, which are available on the Corporate Governance page of our website, www.whitestonereit.com.

Risk Management

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, as more fully described in “Compensation Discussion and Analysis-Compensation Related Risk Management.” The Audit Committee oversees management of financial and legal compliance risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.  Specific actions that have been taken by the Board include:

●	Expenditures for capital projects, tenant improvements and lease commissions, and general invoices of over $3.0 million require Board approval;
●	The board reviews and approves all acquisition and disposition decisions over $5 million; and
●	A compliance policy regarding insider information, disclosure of non-public information and limitation on employee and trustee transactions of our shares.

The Audit Committee considers risks relating to cybersecurity and, for that purpose, receives regular reports from management regarding cybersecurity risks and countermeasures being undertaken or considered by us, including updates on the internal and external cybersecurity landscape and relevant technical developments.

The Board believes that the administration of its risk oversight function has not affected its leadership structure.

Corporate Responsibility and Sustainability

We are focused on building a thriving and sustainable, e-commerce resistant business that succeeds by delivering long-term value for our shareholders. We are proud of the growth we have achieved and how we have conducted our business in the process. Our plan for sustainability is incorporated into our long-term strategy as we continue to seek new ways to positively contribute to our communities and safeguard the environment around them. Our key corporate responsibility priorities include openly engaging key stakeholders, leading by example in our operations, positively influencing our tenants and partners and enhancing our communities. We continue to build our ESG platform and our Environmental, Social, and Governance Report, Environmental Policies, Environmental Management System Policy, Charter of the Environmental, Social, and Governance Steering Committee, Occupational Safety and Health Policy and Procedures Manual, Human Rights Policy, Vendor Code of Conduct, Diversity, Equity, and Inclusion Policy, and Sustainability Statement, which are posted on our website at www.whitestonereit.com, contains greater details as to our ongoing efforts.

ESG Steering Committee

We have an ESG Steering Committee and a committee charter to support our on-going commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to us.

The ESG Steering Committee is our cross-functional senior management committee under the oversight of the Nominating and Corporate Governance Committee. Its mission is to assist our executive management in:

•	Setting general strategy relating to ESG matters.
•	Developing, implementing, and monitoring initiatives and policies based on that strategy.
•	Overseeing communications with employees, investors and stakeholders with respect to ESG matters; and
•	Monitoring and assessing developments relating to, and improving our understanding of ESG matters.

Since establishing our ESG Steering Committee in 2018, our ongoing efforts to do our part in contributing to a net zero carbon economy is to continue evaluating how our properties and operations affect the communities we serve. We believe that environmentally and socially responsible operating practices are in sync with generating value for our stakeholders and risk mitigating protection for that value we create. We use an ESG data management software solution to enable us to track electricity, water, gas and trash usage and we submitted our second GRESB real estate assessment in 2023.

Communications with our Board of Trustees

We have established procedures for shareholders or other interested parties to communicate with our Board, including our independent trustees.  Such parties can contact the Board by sending a letter to: Whitestone REIT, Attn: Peter Tropoli, Corporate Secretary, 2600 South Gessner Road, Suite 500, Houston, Texas 77063.  Our Corporate Secretary will review all communications made by this means and forward the communication to our Board or to any individual trustee to whom the communication is addressed.

Share Ownership Guidelines

Minimum Share Ownership Guidelines for Executives. Our Board established minimum share ownership guidelines for executive officers requiring such officers to maintain a minimum equity investment in us based upon a multiple of five times base salary for the Chief Executive Officer and three times base salary for all other Named Executive Officers (“NEO”). The guidelines provide that executive officers must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines, and until such time, that executive must retain at least 60% of the common shares granted to the executive by us and/or purchased by the executive through the exercise of options. Each executive officer’s compliance with the guidelines is reviewed by the Board annually. All of our executive officers are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

Minimum Share Ownership Guidelines for Non-employee Trustees. Our Board established minimum share ownership guidelines for non-employee trustees. Under these guidelines, each non-employee trustee must maintain a minimum number of our common shares with a value not less than five times the current annual cash retainer paid to such trustee for service on our Board (excluding, among other things, any additional retainer paid for committee membership or chairmanship).  Each non-employee trustee has five years from the date he or she first becomes subject to the guidelines to satisfy the minimum ownership guidelines, and until such time, that trustee must retain 100% of the common shares or share units granted to the trustee as compensation. Compliance with the guidelines is reviewed by the Board annually. All of our non-employee trustees are currently in compliance with the minimum share ownership guidelines, subject to the time period as discussed above for achieving the minimum equity investment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Trustees and Executive Officers

The following table sets forth information as of March 28, 2025 regarding the beneficial ownership of our common shares by each of our current trustees, trustees nominated by the Board and our named executive officers and by all current trustees, trustees nominated by the Board and executive officers as a group. The percentage ownership in the following table is based on 50,894,946 common shares outstanding as of the close of business on March 28, 2025.

	Common
	Shares and Units
	Beneficially		Percentage
Name of Beneficial Owner(1)	Owned(2)		Ownership
Named Executive Officers:
David K. Holeman	737,531	(3)	1.4%
Christine J. Mastandrea	394,078	(4)	*
J. Scott Hogan	193,765	(5)	*
Peter A. Tropoli	136,750	(6)	*
Soklin “Michelle” Siv	76,868	(7)	*
Non-Employee Trustees:
Julia B. Buthman	18,917
Amy S. Feng	54,225		*
Kristian M. Gathright	3,503		*
Jeffrey A. Jones	33,110		*
Donald A. Miller	1,708		*
All executive officers and trustees as a Group (10 persons)	1,650,455		3.2%

*	Less than 1%

(1)	Unless otherwise indicated, the address for each beneficial owner is 2600 South Gessner, Suite 500, Houston, Texas 77063.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to those shares. Unless otherwise indicated, and subject to community property laws where applicable, we believe each beneficial owner has sole voting and investment power over the shares beneficially owned.

(3)

Includes 65,192 restricted common share units. Excludes 94,714 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

(4)

Includes 41,981 restricted common share units. Excludes 55,017 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

(5)

Includes 32,088 restricted common share units. Excludes 41,941 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

(6)

Includes 31,233 restricted common share units. Excludes 40,652 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

(7)

Includes 18,655 restricted common share units. Excludes 21,566 restricted common share units issued pursuant to the 2018 Plan that contain no voting or dividend rights and are subject to vesting dependent on our achieving certain performance targets.

Beneficial Owners of More Than 5% of Common Shares

The following table sets forth information regarding the beneficial ownership of our common shares by each person, or group of affiliated persons, who is believed by us to beneficially own 5% or more of our common shares. The percentage of class owned in the following table is based upon 50,894,946 common shares outstanding as of the close of business on March 28, 2025.

	Common Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class
BlackRock Inc.
55 East 52nd Street
New York, NY 10055	7,791,748 (1)	15.3%
The Vanguard Group, Inc.
100 Vanguard Blvd.
Malvern, PA 19355	5,527,136 (2)	10.9%
MCB PR Capital LLC
2002 Clipper Park Road, Suite 105
Baltimore, MD 21211	4,690,000 (3)	9.2%

(1)

The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on January 22, 2024. BlackRock, Inc. has sole voting power with respect to 7,665,912 common shares and sole dispositive power with respect to 7,791,748 common shares.

(2)

The indicated ownership is based solely upon an amendment to Schedule 13G/A filed with the SEC by the beneficial owner on February 13, 2024. The Vanguard Group, Inc. has shared voting power with respect to 30,458 common shares, sole dispositive power with respect to 5,452,673 common shares and shared dispositive power with respect to 74,463 common shares.

(3)

The indicated ownership is based solely upon an amendment to Schedule 13D/A filed with the SEC by the beneficial owner on November 18, 2024. MCB PR Capital LLC possesses shared voting power with respect to 4,690,000 common shares and shared dispositive power with respect to 4,690,000 common shares.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers.

Executive Officers	Age(1)	Position	Recent Business Experience
David K. Holeman	61	Chief Executive Officer (January 2022 – present) Trustee (May 2022 – present)

Chief Financial Officer of Whitestone (2006 – January 2022); Chief Financial Officer of Hartman Management, our former advisor (2006); Vice President and Chief Financial Officer of Gexa Energy, a NASDAQ listed retail electricity provider (2004 – 2006); Controller and Chief Financial Officer of Houston Cellular Telephone Company (1994 – 2003). Mr. Holeman is a Certified Public Accountant and received a B.B.A. in Accounting from Abilene Christian University.

Christine J. Mastandrea	59	President and Chief Operating Officer (February 2025 – present)

Chief Operating Officer and Executive Vice-President of Corporate Strategy of Whitestone (2013 – February 2025); Independent advisor to Whitestone (2006 – 2012). Chief Operating Officer of MDC Realty Corporation, a private investment company (1996 – present). Prior to joining Whitestone, Ms. Mastandrea worked in banking at Robert W. Baird & Co. and advised Whitestone on some of its highest priority projects, including Whitestone's IPO in 2010. She is also an adjunct professor at the Jones Graduate School of Business at Rice University.

J. Scott Hogan	55	Chief Financial Officer (January 2022 – present)

Vice-President / Controller of Whitestone (2008 – January 2022); Controller, Gexa Energy, a NASDAQ listed retail electricity provider (2004 – 2008); SEC Reporting Manager, Stewart & Stevenson (2001 – 2004). Mr. Hogan is a Certified Public Accountant and received and B.B.A. with majors in Finance and Accounting from Stephen F. Austin State University.

Peter A. Tropoli	53	General Counsel (2019 – present) Corporate Secretary (2022-present)

Chief Operating Officer (2011-2018), Director (2014-2019), Corporate Secretary (2006-2011) and Senior Vice President – Administration, General Counsel (2001-2011, 2019) of Luby’s Inc., a NYSE listed retail restaurant operating company. Mr. Tropoli received a B.A. from the University of Texas at Austin and a J.D. from the University of Houston Law School.

Soklin “Michelle” Siv	51	Vice President of Human Resources (February 2022 – Present)

Director of Human Resources (2014 – February 2022); Human Resources Management at WellCare Health Plans (2008 – 2014) and The Home Depot (2004 – 2008). Ms. Siv received a B.S.B.A. from the University of Nebraska with a Major in Business Management.

(1)	As of April 3, 2025

TRUSTEE COMPENSATION

We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. In setting Board compensation, the Board considers the significant amount of time trustees expend in fulfilling their duties as well as the skill level it requires of members of the Board.

Non-employee trustees are compensated for their service on our Board as shown below. David K. Holeman, our Chief Executive Officer and only non-employee trustee, receives no additional compensation for serving as a trustee.

Our non-employee trustees are compensated as follows:

•	Annual retainer fee of $50,000
•	Independent Chair fee of $30,000
•	Annual share grant - $82,500 grant date value
•	Annual committee fees of:
◦	Chair – Audit Committee - $20,000
◦	Chair – Compensation Committee - $13,000
◦	Chair – Nominating and Corporate Governance Committee - $13,000
◦	Member – Audit Committee - $14,000
◦	Member – Compensation Committee - $10,000
◦	Member – Nominating and Corporate Governance Committee - $10,000

The trustees may elect to receive the cash portion of their fees in our common shares, rather than in cash. The table below summarizes the compensation we paid to each non-employee trustee in 2024:

Name (1)	Fees Earned or Paid in Cash ($)(2)	Share Awards(3) ($)	Total ($)
Nandita V. Berry	63,757	69,652	133,409
Julia B. Buthman	70,655	82,500	153,155
Amy S. Feng	98,383	82,500	180,883
Kristian M. Gathright	11,727	13,074	24,801
Jeffrey A. Jones	80,000	82,500	162,500
Donald A. Miller	11,093	13,074	24,167
David F. Taylor	72,921	69,652	142,573

(1)	In 2024, the following trustees elected to receive certain of their trustee fees in the form of our common share in lieu of cash:

Name	Number of Shares Issued in Lieu of Trustee Fees
Julia B. Buthman	4,933
Amy S. Feng	6,953
Kristian M. Gathright	829
Donald A. Miller	784

(2)

The amounts in this column represent the grant date fair value computed in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2024 as included in our Annual Report.

(3)	Ms. Berry and Mr. Taylor retired from the Board on November 4, 2024.

(4)	Ms. Gathright and Mr. Miller joined the Board on November 4, 2024.

PROPOSAL NO. 2 – APPROVAL OF FIRST AMENDMENT TO THE 2018 LONG-TERM EQUITY INCENTIVE

OWNERSHIP PLAN

Executive summary of the proposal and selected plan information

Introduction

The Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (the “Plan”) was originally adopted, upon receipt of stockholder approval, effective as of July 30, 2018 (the “Original Effective Date”).

On February 25, 2025, upon recommendation of the [Compensation Committee (the “Committee”)], the Board approved a First Amendment to the Plan (the “Amendment”), which will, among other things, (i) increase the number of common shares of the Company available for issuance under the Plan by an additional 2,250,000 shares; (ii) delete the termination of the chief executive officer without cause provision from the definition of change in control; (iii) revise vesting in connection with a change in control from “single trigger” to “double trigger”; and (iv) extend the term of the Plan by ten years (the Plan, as amended, the “Amended Plan”). The Plan is the only plan under which equity-based compensation may currently be awarded to our employees and non-employee trustees.

If this proposal is approved by our stockholders, the Amendment, which is attached as Annex A to this proxy statement, will become effective on May 15, 2025, thereby increasing the overall number of shares available for issuance under the Plan by 2,250,000, increasing the number of shares available for issuance pursuant to incentive stock option awards under the Plan by that same 2,250,000, and extending the expiration date of the Plan by approximately ten years to May 14, 2035. If our stockholders do not approve this proposal, the Plan will remain in effect in its current form, subject to its expiration date (July 30, 2028). However, without approval of the Amendment by our stockholders, there may be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in the coming year. In this event, the Compensation Committee would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain, and compensate eligible officers, employees and non-employee directors.

The Amendment also incorporates certain governance best practices, including:

•

dividends and dividend equivalent rights for full-value awards will be subject to the same vesting requirements as the underlying award and will only be paid at the time those vesting requirements are satisfied;

•	dividend equivalents will not be awarded for options or stock appreciation rights (“SARs”);
•	double trigger vesting upon change in control; and
•	revised Change in Control definition.

Proposed share reserve

Currently, the maximum aggregate number of shares that may be issued or transferred to participants under the Plan shall not exceed 3,433,831 shares. As of March 28, 2025, the number of shares available for future grants is calculated at 839,384 shares. If this proposal is approved, the number of shares that may be issued or transferred to participants under the Plan increases by 2,250,000.

If any shares subject to an award under the Plan are forfeited, or if such award otherwise terminates, expires unexercised, is settled in cash or otherwise cancelled without the delivery of the full number of shares to which such award related, then the unissued shares covered by such award, to the extent of such forfeiture, termination, expiration, cash settlement or cancellation, shall be again available for grants under the Plan.

In the event that withholding tax liabilities arising from a full-value award (i.e., an award other than stock options or stock appreciation rights) under the Plan, the shares so tendered or withheld shall be added to the Plan’s reserve.

Impact on dilution and fully-diluted overhang

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate and retain our leadership team and key employees and maintain their focus on our strategic priorities. If the Amendment is approved, the total fully-diluted overhang would be approximately 7.3%, as is presented below in “Share Usage.” Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

If this proposal is approved, we intend to use these shares to grant equity awards under the Plan in a manner consistent with how the Company has historically granted equity awards to its eligible officers, employees, and non-employee directors in the ordinary course of business.

Expected duration of the share reserve

We expect that the increased share reserve under the Plan, if this proposal is approved by our stockholders, will be sufficient for awards for three to five years. Expectations regarding future share usage could be impacted by a number of factors such as award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the Plan’s reserve under permitted addbacks, the future performance of our stock price, the consequences of acquiring other companies, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

Plan term

The Plan is currently scheduled to terminate on July 30, 2028 (i.e., the tenth anniversary of the effective date of the Plan), unless terminated earlier by the Board. If this proposal is approved by our stockholders, the termination date will extend until May 15, 2035 which is the tenth anniversary of the First Amendment. Termination of the Plan shall not affect the terms or conditions of any award granted under the Plan prior to termination.

Share usage

The table below sets forth our burn rate for each of the last three fiscal years and the three-year average burn rate. Burn rate is calculated as (i) the number of stock options and time-based restricted stock granted, plus (ii) the number of performance stock units (PSUs) earned, divided by (iii) the weighted average basic common shares outstanding in the year indicated.

	(a)	(b)	(c)	(d) = (a) : (c)	(e)	(d) / (e)
Fiscal Year	Options Granted	Restricted Stock Grant	PSUs Earned	Total Granted/Earned	Weighted Average Basic Common Shares Outstanding	Burn Rate

2024	—	211,811	302,880	514,691	50,214,000	1.02%
2023	—	252,159	420,800	672,959	49,501,000	1.36%
2022	—	197,778	—	197,778	49,256,000	0.40%

Summary of the Amended Plan

The principal features of the Amended Plan are summarized below. The following summary does not purport to be a complete description of all of the provisions of the Amended Plan. It is qualified in its entirety by reference to the complete text of the Amendment, as set forth in Annex A to this proxy statement, as well as the Plan, which is available at https://www.sec.gov/Archives/edgar/data/1175535/000117553517000027/exhibit1012018ltiop2017-05.htm.

Purpose of the Amended Plan. The purpose of the Plan is to promote the interests of the Company, its subsidiaries and its shareholders by (i) attracting and retaining key officers, employees, and trustees of, and consultants to, the Company and its subsidiaries and affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of equity in the Company by such individuals; and (v) linking their compensation to the long-term interests of the Company and its shareholders.

Shares Available for Awards under the Amended Plan. Under the Amended Plan, awards may be made in common shares of Whitestone or units in Whitestone’s operating partnership, which may be converted into common shares. Subject to adjustment as provided by the terms of the Amended Plan, the maximum aggregate number of common shares and OP units with respect to which awards may be granted under the Amended Plan 3,089,384 shares (representing the sum of 839,384 shares remaining under the Plan, plus an additional 2,250,000 shares subject to the stockholder approval at the 2025 annual meeting under this proposed amendment).

If any common shares covered by an award under the Amended Plan are forfeited or if any such award otherwise terminates, expires unexercised or is canceled, such common shares shall again become shares with respect to which awards can be made under the Amended Plan. Common shares issued under the Amended Plan may be either newly issued common shares or common shares that have been reacquired by Whitestone. In addition, shares that are canceled, tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of withholding tax obligations, and shares that are reacquired with cash tendered in payment of the exercise price of an award, will be included in or added to the number of shares available for grant under the Amended Plan. Common shares issued by Whitestone as substitute awards granted solely in connection with the assumption of outstanding awards previously granted by a company acquired by Whitestone, or with which Whitestone combines (“Substitute Awards”), do not reduce the number of shares available for awards under the Amended Plan.

With certain limitations, awards made under the Amended Plan shall be adjusted by the Committee to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Amended Plan in the event of any share dividend, reorganization, recapitalization, share split, combination, merger, consolidation, change in laws, regulations or accounting principles or other relevant unusual or nonrecurring event affecting Whitestone.

Types of Awards that may be granted under the Amended Plan. The Amended Plan permits the granting of option, share appreciation rights (“SARs”), restricted common shares, restricted common share units, restricted operating partnership units, performance awards, and other share-based awards, as well as related dividend and dividend equivalent rights.

Eligibility and Administration. Current and prospective employees (including officers), and trustees of, and consultants to, Whitestone or its subsidiaries or other affiliates are eligible to be granted awards under the Amended Plan. The Committee will administer the Amended Plan, except with respect to awards to non-employee trustees, for which the Amended Plan will be administered by the Board. Subject to the terms of the Amended Plan, the Committee is authorized to select participants, determine the type and number of awards to be granted, determine and later amend (subject to certain limitations) the terms and conditions of any award, interpret and specify the rules and regulations relating to the Amended Plan, and make all other determinations which may be necessary or desirable for the administration of the Amended Plan.

Share Options and Share Appreciation Rights. The Committee is authorized to grant share options, including both incentive share options, which can result in potentially favorable tax treatment to the participant, and non-qualified share options. The Committee may specify the terms of such grants subject to the terms of the Amended Plan. The Committee is also authorized to grant SARs, either with or without a related option.  The exercise price per share subject to an option is determined by the Committee, but may not be less than the fair market value of a common share on the date of the grant, except in the case of Substitute Awards.  The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and the provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option or SAR relating to an option may have a term exceeding 10 years. Incentive share options that are granted to holders of more than 10% of Whitestone’s voting securities are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of fair market value.

A share option or SAR may be exercised in whole or in part at any time, with respect to whole shares only, within the period permitted thereunder for the exercise thereof. Share options and SARs will be exercised by written notice of intent to exercise the share option or SAR and, with respect to options, payment in full to Whitestone of the amount of the option price for the number of shares with respect to which the option is then being exercised.

Payment of the option price may be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by tendering (either actually or by attestation) to the Company or directing the Company to withhold from the option, shares, valued at the fair market value of such shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such tendering or withholding to be upon such terms and conditions as determined by the Committee, (iii) subject to applicable securities laws, by delivering a notice of exercise of the option and simultaneously selling the shares thereby acquired, pursuant to a brokerage or similar agreement approved in advance by proper officers of the Company, using the proceeds of such sale as payment of the option price, together with any applicable withholding taxes, or (iv) by a combination of one or more of the foregoing methods.  Until the participant has been issued the shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such shares.  Subject to certain exceptions for non-qualified share options, options are generally not transferable other than by will or the laws of descent or distribution.

Restricted Common Shares and Restricted Common Share Units. The Committee is authorized to grant restricted common shares and restricted common share units. Restricted common shares are common shares subject to transfer restrictions as well as forfeiture upon certain terminations of employment prior to the end of a restricted period or other conditions specified by the Committee in the award agreement.  None of the restricted common shares may be transferred, encumbered or disposed of during the restricted period or until after fulfillment of the restrictive conditions.

Each restricted common share unit has a value equal to the fair market value of a common share.  The Committee determines, in its sole discretion, the restrictions applicable to the restricted common share units.  A participant may be credited with dividend equivalents on any vested restricted common share units at the time of any payment of dividends to shareholders on common shares.  Except as determined otherwise by the Committee, restricted common share units may not be transferred, encumbered or disposed of, and such units shall terminate, without further obligation on the part of Whitestone, unless the participant remains in continuous employment of Whitestone for the restricted period and any other restrictive conditions relating to the restricted share units are met.

Restricted Unit Award.  The Committee is authorized to grant units in our Operating Partnership, subject to the terms of the limited partnership agreement of the Operating Partnership.  The units would be represented by a restricted unit award agreement.  A participant who is receives a restricted unit award agreement has immediate rights of ownership in the units underlying the award, but such units are subject to restrictions in accordance with the terms and provisions of the Amended Plan and the limited partnership agreement of the Operating Partnership, as amended, and may be subject to additional restrictions in accordance with the terms of a restricted unit award agreement, including provisions causing the units to be subject to forfeiture by the individual until the earlier of (a) the time such restrictions lapse or are satisfied, or (b) the time such shares are forfeited, pursuant to the terms and provisions of any award agreement pertaining to the award.

Performance Awards.  A performance award consists of a right that is denominated in cash or common shares, valued in accordance with the achievement of certain performance goals during certain performance periods as established by the Committee, and payable at such time and in such form as the Committee shall determine.  Performance awards may be paid in a lump sum or in installments following the close of a performance period or on a deferred basis, as determined by the Committee.  The award agreement governing a performance award will specify the consequences of a termination of employment.  A participant’s rights to any performance award may not be transferred, encumbered or disposed of in any manner, except by will or the laws of descent and distribution or as the Committee may otherwise determine.

For purposes of the Amended Plan, performance criteria means any one or more of the performance criteria listed below, either individually, alternatively, or in combination, applied to either the Company (and/or one or more of the Company’s subsidiaries, affiliates, or divisions or operational and/or business units, business segments, administrative departments or any combination of the foregoing), or any participant, which may be determined in accordance with generally accepted accounting principles (“GAAP”) or on a non-GAAP basis: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) net investment income; (i) gross profit; (j) loan loss ratios; (k) share price or total shareholder return; (l) net asset growth; (m) debt reduction; (n) funds from operations (FFO); (o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; (p) property acquisitions; (q) corporate acquisitions and mergers; (r) equity offerings; or (s) any combination thereof.

Other Share-Based Awards.  The Committee is authorized to grant any other type of awards that are denominated or payable in, valued by reference to, or otherwise based on or related to the common shares. The Committee will determine the terms and conditions of such awards, consistent with the terms of the Amended Plan.

Non-Employee Trustee Awards.  Subject to applicable legal requirements, the Board may provide that all or a portion of a non-employee trustee’s annual retainer and/or retainer fees or other awards or compensation as determined by the Board be payable in non-qualified share options, restricted shares, restricted share units and/or other share-based awards, including unrestricted shares, either automatically or at the option of the non-employee trustees.  The Board will determine the terms and conditions of any such awards, including those that apply upon the termination of a non-employee trustee’s service as a member of the Board.  Non-employee trustees are also eligible to receive other awards pursuant to the terms of the Amended Plan, including options and SARs, restricted shares and restricted share units, and other share-based awards upon such terms as the Committee may determine; provided, however, that with respect to awards made to members of the Committee, the Amended Plan will be administered by the Board.

Termination of Employment.  The Committee will determine the terms and conditions that apply to any award upon the termination of employment with Whitestone, its subsidiaries and affiliates, and provide the terms in the applicable award agreement or in its rules or regulations.

Change in Control.  Unless specified in the applicable award agreement at or after grant, or otherwise by resolution prior to a Change in Control (and subject to being assumed by the successor), all or a portion of the outstanding awards under the Amended Plan shall vest, become immediately exercisable or payable and have all restrictions lifted if the holder of the award’s employment with the successor is terminated without cause or upon death or disability following such Change in Control. As defined in the Amended Plan, a Change in Control would generally include the following events:

•

Any person, or group, other than the Company or one of its subsidiaries, becomes the beneficial owner of more than 35% of the combined voting power of the then outstanding securities of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

•

In connection with a merger, tender offer or other business combination, less than a majority of the combined voting power of the then outstanding securities of the Company after such transaction are held in the aggregate by the holders of the Company’s securities immediately prior to such transaction.

•	A complete liquidation or dissolution of the Company.
•	The sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary).
•

During any period of 2 consecutive years, individuals who at the beginning of the 2 year period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each trustee of the Company first elected during such period was approved by a vote of at least two-thirds (2/3rds) of the trustees of the Company then still in office and such trustees were in office before the 2 year period and otherwise not put in office in connection with any event listed above.

Amendment and Termination.  The Board may amend, alter, suspend, discontinue or terminate the Amended Plan or any portion of the Amended Plan at any time, provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if (a) such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply or (b) if such amendment, alteration, suspension, discontinuation or termination constitutes a material revision to the Amended Plan.

Subject to certain restrictions in the Amended Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively, provided such action does not materially and adversely affect the rights of any award holder without the award holder’s consent.

No Repricing Permitted. Except in connection with an anti-dilution or similar adjustment, the Committee may not have the power to (i) amend the terms of outstanding options or SARs to reduce the option exercise price or base price of such SARs, (ii) cancel outstanding options or SARs and grant substitute options or SARs with a lower exercise price than the canceled options or a lower base price than the canceled SARs, or (iii) cancel outstanding options or SARs with an exercise price above the current fair market value of a share in exchange for cash or other securities.

Other Terms of Awards.  Whitestone may take action, including the withholding of amounts from any award made under the Amended Plan, to satisfy withholding and other tax obligations.  The Committee may provide for additional cash payments to participants to defray any tax arising from the grant, vesting, exercise or payment of any award.

Amended Plan Benefits. Because benefits under the Amended Plan will depend on the Committee’s actions and the fair market value of our common shares at various future dates, it is not possible to determine the benefits that will be received by trustees, executive officers, and other employees if the Amendment is approved by the shareholders. The following table sets forth information with respect to the number of PSUs (TSR awards) and restricted stock that have been granted under the Plan as of March 28, 2025 to (i) each of our named executive officers, (ii) all named executive officers as a group, (iii) all trustees who are not executive officers, as a group, and (iv) all employees, who are not named executive officers, as a group.

Name	Non-Equity Incentive Compensation ($)	PSUs (TSR Awards)	Restricted Stock	Options
David K. Holeman	—	94,714	65,192	—
Christine J. Mastandrea	—	55,017	41,482	—
J. Scott Hogan	—	41,941	32,088	—
Peter A. Tripoli	—	40,652	31,233	—
Soklin “Michelle” Siv	—	21,566	18,655	—
All named executive officers as a group	—	253,890	188,650	—
All directors, who are not executive officers, as a group	—	—	—	—
All employees, who are not named executive officers, as a group	—	171,454	178,146	—

Certain Federal Income Tax Consequences.  The following is a brief description of the Federal income tax consequences generally arising with respect to awards under the Amended Plan.

Tax consequences to Whitestone and to participants receiving awards will vary with the type of award.  Generally, a participant will not recognize income, and Whitestone is not entitled to take a deduction, upon the grant of an incentive share option, a nonqualified option, a SAR or a restricted share award.  A participant will not have taxable income upon exercising an incentive share option (except that the alternative minimum tax may apply).  Upon exercising an option other than an incentive share option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the freely transferable and non-forfeitable common shares acquired on the date of exercise.

If a participant sells common shares acquired upon exercise of an incentive share option before the end of two years from the date of grant and one year from the date of exercise, the participant must generally recognize ordinary income equal to the difference between (i) the fair market value of the common shares at the date of exercise of the incentive share option (or, if less, the amount realized upon the disposition of the incentive share option shares), and (ii) the exercise price.  Otherwise, a participant’s disposition of common shares acquired upon the exercise of an option (including an incentive share option for which the incentive share option holding period is met) generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares (the tax basis generally being the exercise price plus any amount previously recognized as ordinary income in connection with the exercise of the option).

Whitestone generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option.  Whitestone is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant.  Accordingly, Whitestone will not be entitled to any tax deduction with respect to an incentive share option if the participant holds the common shares for the incentive share option holding periods prior to disposition of the shares.

Similarly, the exercise of an SAR will result in ordinary income on the value of the share appreciation right to the individual at the time of exercise.  Whitestone generally will be allowed a deduction for the amount of ordinary income recognized by a participant with respect to an SAR.  Upon a grant of restricted shares, the participant will recognize ordinary income on the fair market value of the common shares at the time restricted shares vest unless a participant makes an election under Section 83(b) of the Code to be taxed at the time of grant.  The participant also is subject to capital gains treatment on the subsequent sale of any common shares acquired through the exercise of an SAR or restricted share award.  For this purpose, the participant’s basis in the common shares is its fair market value at the time the SAR is exercised or the restricted share becomes vested (or is granted, if an election under Section 83(b) is made).  Payments made under performance awards are taxable as ordinary income at the time an individual attains the performance goals and the payments are made available to the participant.

Restricted unit awards consisting of operating partnership units that constitute “profits interests” within the meaning of the Code and published IRS guidance generally will not be taxed to the recipient at the time of grant.  Instead, such units generally will be taxed upon their disposition.  Generally, under such circumstances, no deduction is available to the Company or the Operating Partnership upon the grant, vesting or disposition of the units.  Alternatively, restricted unit awards consisting of operating partnership units that do not constitute “profits interests” within the meaning of the Code and IRS guidance generally will be taxed to the recipient at the time of grant based on the difference in the value of the unit on the date of grant and the amount paid for such unit by the recipient.  Any amount included in the taxable income of the recipient of the unit upon the grant of a capital interest should result in a corresponding deduction to the Company or the Operating Partnership. Recipients of operating partnership units will be required to report on their income tax returns their allocable shares of the Operating Partnership’s income, gain, loss, deduction, and credit, regardless of whether the Operating Partnership makes a distribution of cash to such recipients.  Further, distributions of cash from the Operating Partnership to recipients of units may be taxable to the recipient to the extent that such amounts received exceed the basis in their units.

The foregoing discussion is general in nature and is not intended to be a complete description of the Federal income tax consequences of the Amended Plan.  This discussion does not address the effects of other Federal taxes or taxes imposed under state, local or foreign tax laws. Participants in the Amended Plan are urged to consult a tax advisor as to the tax consequences of participation.

The Amended Plan is not intended to be a “qualified plan” under Section 401(a) of the Code.

Our Board of Trustees has adopted and unanimously recommends that you vote “FOR” the First Amendment to the 2018 Long-Term Equity Incentive Ownership Plan.

PROPOSAL NO. 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Exchange Act, which requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. At the 2023 annual meeting of our shareholders, our shareholders voted to approve an advisory resolution on the frequency of non-binding advisory votes to approve the compensation of our NEOs annually and our Board subsequently determined to hold a non-binding advisory vote to approve the compensation of our NEOs every year. Because we are required to hold this frequency vote every six years, we expect that the next Say-On-Pay frequency vote will occur at the 2029 Annual Meeting of Shareholders.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of long-term strategic and operational goals and the achievement of increased value for shareholders. Our 2018 Plan further align the interests of our NEOs with those of our shareholders, as the primary grants to our NEOs pursuant to the 2018 Plan provide for performance-based vesting of our shares.  We encourage you to carefully review the section of this proxy statement entitled “Compensation Discussion and Analysis” for additional details on our executive compensation program as well as the reasons and processes for how our Compensation Committee determined the structure and amounts of the 2024 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation of our NEOs as set forth in this proxy statement.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that the shareholders of Whitestone REIT approve, on a non-binding advisory basis, the compensation of Whitestone REIT’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, as set forth in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on us, the Board or the Compensation Committee. Nevertheless, the views expressed by our shareholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

To be approved, Proposal No. 3 (advisory vote on executive compensation), must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the votes cast “FOR” the proposal must exceed the votes cast “AGAINST” the proposal). For purposes of the vote on this proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

2024 Named Executive Officers

The following executives are our 2024 named executive officers (the “NEOs”):

•	David K. Holeman, our Chief Executive Officer
•	Christine J. Mastandrea, our President and Chief Operating Officer
•	J. Scott Hogan, our Chief Financial Officer
•	Peter A. Tropoli, our General Counsel and Corporate Secretary
•	Soklin “Michelle” Siv, our Senior Vice President of Human Resources

Say-On-Pay Results and Shareholder Engagement

Our Board and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. The Compensation Committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2024 annual meeting of shareholders, approximately 87% of the votes cast on the shareholder advisory vote on our executive compensation proposal were in favor of our executive compensation. We believe the results of the 2024 say-on-pay vote demonstrate continued strong shareholder support for our current compensation programs.

Our Performance - 2024

The information presented below demonstrates that our NEOs accomplished significant goals on behalf of our shareholders in 2023. We believe these results are due to the alignment between our NEOs’ interests and those of our shareholders through our executive compensation plans, including our 2018 Plan, under which we predominantly issue performance-based equity grants. We believe the information in this Compensation Discussion and Analysis (“CD&A”) also demonstrates that our compensation program is commensurate with our growth and follows best practices in our industry.

In addition to the improving financial metrics shown above, we accomplished the following:

•	Increased revenue 5.0%, primarily by an increase in our annualized base rent per square foot of 5%.

•	Delivered the 11th consecutive quarter with combined straight-line leasing spreads of more than 17%.

•	Engaged in a major Quality of Revenue Initiative, strengthening tenant quality and their ability to drive traffic and future Same Store Net Operating Income for our properties.

Core FFO Per Share, the Ratio of Debt to Pro Forma EBITDAre and Same Store NOI are financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”). Please refer to APPENDIX A - NON-GAAP MEASURES for explanations and reconciliations of these metrics to their most comparable GAAP metric.

2024 Pay for Performance Decisions

The following table summarizes the decisions of the Compensation Committee in 2024 versus 2023. Our compensation philosophy is to pay at market median, with the majority of executive pay being aligned with our performance. When our performance and individual performance warrants, we may compensate above the market midpoint in variable pay components. Our independent compensation consultant analyzed the 2024 compensation changes vs. the peer group and concluded the named executive officers’ 2024 total actual compensation was aligned between the 25th and 50th percentile of the peer group. We expect the NEO total actual compensation to move to the 50th percentile over time.

Name	Base Salary ($)		Annual Cash Incentives ($)		Long-term Stock Incentives ($)		Total($)
	2024	2023	2024	2023	2024	2023	2024	2023
Mr. Holeman	500,000	475,000	775,000	69,350	1,100,000	800,007	2,375,000	1,344,357
Ms. Mastandrea	425,000	370,000	606,563	50,644	675,003	475,002	1,706,566	895,646
Mr. Hogan	330,000	305,000	173,250	27,831	529,999	349,998	1,033,249	682,829
Mr. Tropoli	350,000	325,000	183,750	29,656	500,002	349,998	1,033,752	704,654
Ms. Siv	257,250	245,000	135,056	22,356	240,000	220,007	632,306	487,363

In 2024, Ms. Mastandrea and Ms. Siv achieved 115% and 105%, respectively and Messrs. Holeman, Hogan and Tropoli, achieved 100%, 105% and 105%, respectively of their annual cash incentive targets. The amount reflected in the 2024 Annual Cash Incentive column includes a retention payment of $375,000 and $240,000 for Mr. Holeman and Ms. Mastandrea, respectively, that was awarded on February 10, 2021 and earned on December 31, 2024. All amounts were paid in March 2025. Further discussion of the annual cash incentive targets and actions is contained in “Compensation Strategy and Philosophy.”

Summary of Our Compensation Practices

The Compensation Committee’s charter specifies its responsibility for establishing, implementing and continually monitoring our executive compensation programs.  Additionally, the Compensation Committee is responsible for the assessment of executive compensation relative to our performance, ensuring that the application of our compensation plans to specific executive incentive awards is justifiably appropriate, and making all compensation-related recommendations to our Board.

The material presented in this CD&A discusses (1) our executive compensation philosophy, strategy, process and procedures which are centered on a pay-for-performance philosophy and take into consideration the entrepreneurial approach required of our NEOs to build us and (2) all compensation components for our five NEOs, including a summary of the following:

•	our overall compensation programs and characteristics;
•	performance evaluation methodology and results;
•	compensation plans adopted; and
•	comparative market compensation assessment.

Compensation Best Practices that We Follow

Pay for Performance - We tie pay to performance. In 2024, 69% of our NEOs’ targeted pay was “at risk.”  We set clear financial goals for corporate performance and differentiate based on individual achievement. In establishing goals, we select performance metrics that drive both our short-term and long-term corporate strategy in accordance with our strategic plan.

Performance Based Long-Term Incentives - For our 2024 awards, 70%, 65%, 65%, 65% and 60% of the grant vests based on relative TSR over a three-year performance period for Mr. Holeman, Ms. Mastandrea, Mr. Hogan, Mr. Tropoli and Ms. Siv, respectively, and 30%, 35%, 35%, 35% and 40%, vests based on continued employment over three years for Mr. Holeman, Ms. Mastandrea, Mr. Hogan, Mr. Tropoli and Ms. Siv, respectively. We believe this balance allows us to retain and attract key personnel and aligns those individuals with the interests of shareholders.

Formulaic Short-Term Incentives - 75% of the NEOs’ annual incentive awards are based on rigorous objectively-determinable company goals established and approved by the Compensation Committee. 25% is based on the discretion of the Compensation Committee

Mitigate Undue Risk - We mitigate undue risk associated with compensation, including utilizing caps on potential payments, retention provisions, multiple performance targets, equity ownership guidelines and robust Board and management processes to identify risk.

Independent Compensation Consulting Firm - The Compensation Committee utilizes an independent compensation consulting firm, which provides no other services to us.
Minimal Perquisites - We provide minimal perquisites to our executive officers.

Regular Review of Share Utilization - Annually, we evaluate share utilization by reviewing 1verhang levels (dilutive impact of equity compensation on our shareholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares) to limit dilution to our shareholders while providing adequate market competitive compensation to employees.

Equity Ownership Guidelines - We require our trustees and NEOs to acquire and maintain prescribed levels of ownership of our shares in order to align their interests with those of our shareholders.
Review NEO Total Compensation - We compare the total compensation of our NEOs to that of our peers prior to making executive compensation decisions.
Negative Compensation Practices That We Do Not Follow
Excise Tax Gross-Ups upon Change in Control
Repricing of Underwater Options
Severance Multipliers Greater Than 3X
Automatic Share Reload (“Evergreen”) feature in Equity Incentive Plan

Compensation Strategy and Philosophy

Our corporate business model is based on the creation of Community Centered Properties® that are carefully tenanted and positioned to add value to the communities in which they are located. Our business model is entrepreneurial, involves a high degree of long-term planning, strategic thought and careful execution so that our properties effectively function as communities.

In allocating compensation, we believe the compensation of senior levels of management should be predominantly performance-based since these levels of management have the greatest ability to influence corporate performance. The table below summarizes the allocation of the 2024 compensation opportunity for our NEOs and all other executives based upon the three primary elements of compensation - base salary, annual cash incentive, and long-term incentives.

We generally aim to align with the market in each of the three pay elements as defined in our pay-for-performance philosophy.

Elements of Compensation Opportunity - 2024

The three elements of 2024 compensation are discussed in detail below.

Base Salary. The Compensation Committee's philosophy is to pay for performance, setting base salaries at the market median. Our independent compensation consultant analyzed the NEOs’ 2024 compensation compared to the peer group and concluded the NEOs’ 2024 base salaries were slightly above the 25th percentile of the peer group.

		Base Salary ($)
Name	Title	2024	2023	% Change
David K. Holeman	CEO	500,000	475,000	5%
Christine J. Mastandrea	President and COO	425,000	370,000	15%
J. Scott Hogan	CFO	330,000	305,000	8%
Peter A. Tropoli	General Counsel & Corporate Secretary	350,000	325,000	8%
Soklin “Michelle” Siv	VP of Human Resources	257,250	245,000	5%

Annual Cash Incentive. Our NEOs are eligible to receive annual cash incentive awards under our annual incentive program (the "AIP"). The AIP provides an opportunity for employees to receive a short-term award based on the achievement of specified organization, operating and financial goals and objectives at the corporate level that are established by the Compensation Committee each year.

The 2024 target incentive opportunities granted to the NEOs under the AIP were as follows:

Executive	2024 Target Annual Incentive Award
David K. Holeman	80% of annual base salary, or $400,000
Christine J. Mastandrea	75% of annual base salary, or $318,750
J. Scott Hogan	50% of annual base salary, or $165,000
Peter A. Tropoli	50% of annual base salary, or $175,000
Soklin “Michelle” Siv	50% of annual base salary, or $128,625

The 2024 annual incentive performance objectives, weighting, targets, and the 2024 performance results under the AIP were as follows:

2024 Objective and Weighting		Multiple of Target
FFO Per Share (25%)
$1.05	Exceptional	2.00
$1.03	Stretch	1.50
$1.01	Target	1.00
$0.98	Low	0.50
2024 Performance Result - $1.01		1.00

Same Store NOI Growth % (25%)
4.5%	Exceptional	2.00
4.0%	Stretch	1.50
3.5%	Target	1.00
2.5%	Low	0.50
2024 Performance Result – 5.1%		2.00

G&A as a percentage of revenue (10%)
12.5%	Exceptional	2.00
13.0%	Stretch	1.50
13.5%	Target	1.00
14.0%	Low	0.50
2024 Performance Result – 15%		0.00

Ratio of Net Debt/Pro Forma EBITDAre (10%)
6.3X	Exceptional	2.00
6.6X	Stretch	1.50
6.8X	Target	1.00
7.0X	Low	0.50
2024 Performance Result - 6.6X		1.50

ESG Objectives (5%)
Complete Climate Risk Analysis
ESG Training for all Employees
Improve MSCI Sustainability Score
ESG Objectives Result		1.00

Discretionary - 25%
2024 - Result - Average Discretionary NEO Adjustment 11%		Range of 0.25 to 0.80

2024 Overall Performance Result		Range of 105% to 115% for the NEO's

For 2024 performance, Mr. Holeman earned $400,000, or 100% of the target amount, Ms. Mastandrea earned $366,563, or 115% of the target amount, Messrs. Hogan and Tropoli earned $173,250 and $183,750, respectively, or 105% of the target amount under and Ms. Siv earned $135,056, or 105% of the target amount under the AIP. All amounts were paid to the NEOs in March of 2025.

Long-Term Equity Incentive Ownership Plan. Our 2018 Long-Term Equity Incentive Ownership Plan (the “2018 Plan”) became effective on July 30, 2018. Our 2018 Plan provides for equity-based grants of incentive compensation to our NEOs and other employees and provides an opportunity for our employees to receive grants of equity that vest over time or upon the achievement of long-term goals that create incremental value for us and our shareholders. Our 2018 Plan is designed to encourage entrepreneurship and align the interests of our NEOs and employees with our long-term strategy. The Compensation Committee considers these awards to be the most important component of total compensation and key retention of participants because they encourage participants to think and act like owners. Our independent compensation consultant analyzed the 2024 compensation compared to the peer group and concluded that the grant date fair value of our NEOs’ 2024 target long-term incentive awards were at the 40th percentile of our peer group.

•

For 2024, 70%, 65%, 65%, 65%, 60% of, the restricted common share units granted under the 2018 Plan to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively, vest based on our TSR relative to that of the peer group defined in the award agreements over a three-year performance period from January 1, 2024 through December 31, 2026 (the “TSR Units”). At the end of the performance period, the number of common shares awarded will be a multiple of the number of units granted based on our ranking in the peer group (the “TSR Peer Group Ranking”) as shown in the table below. Continued employment is required through the end of the performance period.

•

The remaining percentage of each NEO’s restricted common share units granted in 2024 under the 2018 Plan vest based on continued employment over three years. Vesting occurs annually over the three years in equal increments on June 30, 2025, 2026 and 2027 (the “Time-Based Units”).

The TSR Unit vesting schedule is as follows:

TSR Unit Vesting Schedule
Three Year Relative TSR Performance Rank	Multiple
90th	2.0
75th	1.5
50th	1.0
35th	0.5
Less than 35th	0.0

The following table illustrates the total grant date fair value of the Time-Based Units and TSR Units:

	2024 Annual Incentive Equity Grants
Name	Number of Time-Based Units (#)	Grant Date Fair Value of Time-Based Units (1) ($)	Target Number of TSR Units (#)	Grant Date Fair Value of TSR Units (1) ($)	Total Grant Date Fair Value of Stock Awards(1) ($)
David K. Holeman	26,851	329,999	50,926	770,001	1,100,000
Christine J. Mastandrea	19,223	236,251	29,018	438,752	675,003
J. Scott Hogan	15,094	185,505	22,784	344,494	529,999
Peter A. Tropoli	14,239	174,998	21,495	325,004	500,002
Soklin “Michelle” Siv	7,811	95,997	9,524	144,003	240,000

(1)

The grant date fair value for each Time-Based Unit of $12.29 was determined in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2024 as included in our 2024 Annual Report filed with the SEC on March 17, 2025. The grant date fair value for each TSR Unit of $15.12 was determined using the Monte Carlo simulation method and is being recognized as share-based compensation expense ratably from the June 30, 2024 grant date to the end of the performance period, December 31, 2026. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair value of the award. Expected volatilities utilized in the model were estimated using a historical period consistent with the performance period of approximately three years. The risk-free interest rate was based on the United States Treasury rate for a term commensurate with the expected life of the grant.

Compensation Objectives

Objective	Compensation Elements Designed to Meet Objective
Compensation should be linked to performance.	A significant portion of each NEO's pay opportunity relates to the performance-based awards granted pursuant to the 2018 Plan, which will vest based on achievement of performance targets.
Compensation should be fair and competitive.

We believe that our compensation is fair and competitive and generally aligns between the 25th and 50th percentile of our peer group. Over time we expect to align with the 50th percentile. A significant portion of our NEOs’ compensation is at risk and is expected to be in the form of long-term awards.

Executive share ownership is required.

Our long-term incentive award program is a key means by which executives are rewarded for financial performance. As the awards vest, we expect our executives will retain a significant number of their vested shares in accordance with our share ownership guidelines. As of December 31, 2024, all NEOs had satisfied the share ownership guidelines.

The Compensation Committee and the Board exercise independent judgment.

On behalf of our shareholders, the Compensation Committee and the Board ensure that executive compensation is appropriate and effective, and that all assessments, engagement of advisors, analysis, discussion, rationale and decision making are through the exercise of independent judgment.

Roles and Responsibilities in Compensation Decisions

The Compensation Committee is specifically responsible for compensation decisions related to our CEO. The Compensation Committee reviews, assesses and approves recommendations from our CEO regarding any determination of base salary and annual cash incentives to all other officers, including the other NEOs. The Compensation Committee’s philosophy and strategy and the programs adopted by our Board establish the general parameters within which our CEO recommends compensation for the other NEOs.

David K. Holeman, our Chief Executive Officer, annually reviews the performance of our other officers. The conclusions reached and recommendations made based on these reviews, including base salary adjustments as well as annual cash incentives, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustment and/or annual cash incentive award.

The Compensation Committee also evaluates the performance of our NEOs and performs an assessment of market compensation for the NEOs and the general market conditions as related to compensation policy and practices in the industry and among our competitors. This information is used by the Compensation Committee to review our current pay programs and levels and to address questions related to effective compensation plans and associate retention.

Setting Executive Compensation

Based on the strategy and philosophy and the objectives described above, the Compensation Committee has structured our annual and long-term executive compensation programs to motivate and reward executive officers in the achievement of our business goals.

As a part of the compensation decision making process, the Compensation Committee compares each element comprising total compensation for our NEO positions against similar positions in a peer group of other REITs (the “Compensation Peer Group”). The Compensation Committee used the SEC filings of the Compensation Peer Group to assist it in considering compensation for our NEOs. Among other items, the SEC filings provide company specific, sector specific and position specific compensation information including base salary, total annual cash compensation and long-term compensation. The Compensation Committee relied on this data to provide it with relevant market compensation data for our NEOs compared to the Compensation Peer Group in order to make compensation decisions for our NEOs. The Compensation Peer Group, which was analyzed and updated in 2024 by the Compensation Committee, consists of companies with whom we believe we compete for talent, investment opportunities, and shareholder investment dollars.

In determining the appropriate Compensation Peer Group for 2024, the Compensation Committee utilized its compensation consultant to conduct a comprehensive analysis of the public market to identify peer companies. As part of that review, we used the following criteria:

•	Public real estate companies structured as equity REITs that own, invest, manage and develop real estate assets similar to us through an integrated and self-managed operating platform;
•	Companies listed and headquartered in the United States;
•	Companies in a similar industry (Retail REITs, Office REITs, Diversified REITs, Healthcare REITs, and Residential REITs;
•	Geographic proximity; and
•

Companies with similar financial metrics. Specifically, we looked for companies with financial metrics that were within a range of 50% to three times our market capitalization, total assets, annual revenue and EBITDA.

We also reviewed the one-year and three-year TSR to exclude any poor performers who appear to be financially struggling (large negative TSR, large negative EBITDA, oversized debt to market capitalization, etc.).

Additionally, we analyzed the Institutional Shareholder Services (“ISS”) selected peer group and the SNL US Shopping Center Index to further identify any potential REITs that could be similar in financial size, retail sector and performance.

We compete with many companies for experienced executives, and the Compensation Committee generally benchmarked compensation for the NEOs against the compensation paid to similarly situated executives of the companies in the Compensation Peer Group. Variations may be expected based on relative experience levels, market factors, and circumstances particular to us.

A total of 14 public companies were used in the Compensation Committee analysis for 2024 and are listed below. The compensation analysis was completed in early 2024, and therefore, all numbers are shown in millions and are as of December 31, 2023 unless otherwise noted below based on the then most recent public filings.

Company Name	Ticker	Assets (1)	Revenue (1)	Market Cap (2)	EBITDA(1)	1-Yr TSR (2)	3-Yr TSR (2)
Acadia Realty Trust	AKR	$4,281	$334	$1,620	$192	24%	36%
Retail Opportunity Investments Corp.	ROIC	$3,167	$323	$1,768	$200	-2%	17%
Armada Hoffler Properties, Inc.	AHH	$2,533	$617	$834	$148	15%	31%
InvenTrust Properties, Inc.	IVT	$2,530	$253	$1,711	$169	11%	172%
Saul Centers, Inc.	BFS	$1,961	$253	$940	$159	3%	46%
RPT Realty (3)	RPT	$1,909	$210	$1,112	$105	35%	70%
Centerspace	CSR	$1,878	$265	$876	$130	4%	-7%
NETSTREIT Corp.	NTST	$1,863	$122	$1,226	$86	2%	4%
Getty Realty Group	GTY	$1,779	$181	$1,540	$140	-9%	25%
City Office REIT, Inc.	CIO	$1,532	$179	$244	$96	-20%	-23%
CTO Realty Growth Inc.	CTO	$1,066	$102	$393	$61	4%	56%
One Liberty Properties, Inc.	OLP	$768	$96	$462	$56	8%	36%
BRT Apartments Corp.	BRT	$721	$93	$363	$40	0%	42%
Urban Edge Properties	UE	$2,903	$398	$2,153	$213	35%	58%

WHITESTONE REIT	WSR	$1,118	$143	$609	$78	34%	78%

25th Percentile		$1,416	$117	$444	$80	-1%	10%
50th Percentile		$1,894	$231	$1,026	$135	4%	36%
75th Percentile		$2,626	$326	$1,643	$175	13%	51%

Whitestone REIT Percentile Rank		21%	29%	29%	25%	92%	87%

(1)	Trailing last 12 months as of latest 10-Q filing; assets as of September 30, 2023.
(2)	As of December 31, 2023.
(3)	RPT Realty was acquired by Kimco Realty on 1/2/2024.

The Compensation Committee will continue to review a variety of information, including that provided by compensation consultants, as necessary, in the future to determine the appropriate level and mix of incentive compensation including benchmarking total NEO compensation to the peer group. See “2024 Pay for Performance Decisions.”

Compensation Related Risk Management

Our incentive compensation programs are largely tied to objectively determinable financial and operating results and by the behavior and decisions of management. As a part of compensation administration, the Compensation Committee must take an oversight role to monitor the actions of management to ensure that the incentive programs are not creating an environment of excessive risk taking which could be detrimental to shareholders. This “risk management” aspect of the Compensation Committee's responsibility is an evolving duty and focus. The Compensation Committee has reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us. The Compensation Committee has also taken certain steps to establish policies and procedures, including limits on expenditures and a robust Board-level Investment Committee approval process, which we believe are likely to limit and manage the risk of management actions as well as measure and monitor business activities that can indicate risk and risk management needs. The combined experience of our NEOs, the length of time they have worked together, and our relatively small size at this time makes these risk management policies easier to manage. However, as we grow, the Compensation Committee will consider and adopt policies as needed to continue to ensure that decisions associated with incentive compensation opportunity do not exceed our intended risk level.

Employment and Change in Control Agreements

See the section titled “Employment Agreements and Payments Upon Change in Control” for a description of our Employment and Change in Control Agreements for our NEOs.

Perquisites and Other Personal Benefits

We provide our NEOs with benefits and other personal perquisites that we deem reasonable and consistent with our overall compensation program. Such benefits enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews our overall compensation program and specific perquisites provided to the NEOs.

Chief Executive Officer Compensation and Employee Compensation and Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act and in accordance with Item 402(u) of Regulation S-K, we have estimated the ratio between the total annual compensation of our CEO and the median of the annual total compensation of all employees (excluding the CEO). We identified the representative “median employee” based on the taxable compensation of all full-time, part-time and temporary employees employed by us on December 31, 2023, then we calculated the median employee’s compensation using the same methodology we use for our NEOs as set forth in the “Total” column in the Summary Compensation Table below. This is the same methodology we used for the 2023 pay ratio. We believe the CEO pay ratio information set forth below constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules and applicable guidance.

For the fiscal year ended December 31, 2024, Mr. Holeman, our CEO, had annual total compensation of $2,400,145 and our median employee had annual total compensation of $98,051. Therefore, we estimate that the ratio between the annual total compensation of our CEO to the annual total compensation of our median employee is approximately 24 to 1.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Ms. Feng and Messrs. Jones and Miller, with Ms. Feng serving as chair. None of the members of the Compensation Committee during 2024 or previously served as an officer or employee for us and none of our executive officers has served on the board of directors or compensation committee of any company whose executive officers served on the Compensation Committee or our Board.

Compensation Consultant

To support the Compensation Committee in fulfilling its duties, the Compensation Committee directly retained an external compensation consultant to assist with its design and evaluation of compensation for our executive officers and trustees. Pursuant to its charter, the Compensation Committee shall retain, as deemed necessary or appropriate by the Compensation Committee, any compensation consultant, independent legal counsel or other compensation advisor and shall approve the advisor’s fees and other retention terms.

In January 2024, the Compensation Committee retained Zayla Partners (“Zayla”) to provide executive officer and trustee compensation consulting services. During fiscal year 2024, Zayla did not provide any additional services to us or our affiliates.

Based upon and following receipt of the advice of Zayla, the Compensation Committee reviewed and approved our goals and objectives relevant to CEO and executive compensation and the compensation payable to our CEO and other executive officers for fiscal year 2024.

As required by its charter and by the NYSE listing standards, the Compensation Committee performed an independence assessment of Zayla and determined that Zayla should be considered independent based on the following factors:

•	Zayla has not provided and will not provide any other services to us other than compensation consulting services.
•	The fees paid to Zayla by us were less than 1% of Zayla's total revenue for the year.
•	Zayla has developed and provided to us their Conflict of Interest Policy.
•	There are no business or personal relationships between Zayla and any member of the Compensation Committee or any of our executive officers.

Accordingly, the Compensation Committee determined that the services provided by Zayla to the Compensation Committee did not give rise to any conflicts of interest.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K.

Respectfully submitted, Whitestone REIT Compensation Committee Amy S. Feng, Chair Jeffrey A. Jones Donald A. Miller

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent specifically incorporated by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid by us to each of our NEOs in 2021, 2022 and 2023.

		Salary	Bonus (4)	Share Awards		Non-equity Incentive Plan Compensation (5)	All Other Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)	($)		($)
David K. Holeman	2024	493,270	375,000	1,100,000	(1)	400,000	31,875	(6)	2,400,145
Chief Executive Officer (8)	2023	466,923	-	800,007	(2)	69,350	26,247	(6)	1,362,527
	2022	434,231	-	649,992	(3)	578,500	25,482	(6)	1,688,205
Christine J. Mastandrea	2024	410,192	240,000	675,003	(1)	366,563	11,859	(7)	1,703,617
President and Chief Operating Officer (9)	2023	357,885	-	475,002	(2)	50,644	11,550	(7)	895,081
	2022	325,000	-	349,990	(3)	396,094	10,675	(7)	1,081,759
J. Scott Hogan	2024	323,769	-	529,999	(1)	173,250	11,888	(7)	1,038,906
Chief Financial Officer (10)	2023	298,269	-	349,998	(2)	27,831	11,550	(7)	687,648
	2022	259,539	-	300,002	(3)	227,500	10,601	(7)	797,642
Peter A. Tropoli	2024	343,769	-	500,002	(1)	183,750	-		1,027,521
General Council	2023	318,269	-	349,998	(2)	29,656	-		697,923
and Corporate Secretary (11)	2022	283,846	-	300,002	(3)	243,750	-		827,598
Soklin “Michelle” Siv	2024	254,452	-	240,000	(1)	135,056	8,576	(7)	638,084
Vice President of Human Resources (12)	2023	240,962	-	220,007	(2)	22,356	4,700	(7)	488,025
	2022	204,612	-	200,001	(3)	186,875	10,601	(7)	602,089

(1)

Represents the grant date fair value of 50,926, 22,784, 21,495, 29,018 and 9,524 TSR Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively, and 26,851, 15,094, 14,239, 19,223 and 7,811 Time-Based Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2024 as included in our 2024 Annual Report filed with the SEC on March 17, 2025 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2024, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2025, 2026 and 2027. Maximum performance under the TSR Units would result in an additional grant date fair value of $770,001, $344,494, $325,004, $438,752 and $144,003 to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively.

(2)

Represents the grant date fair value of 43,788, 19,157, 19,157, 25,999 and 12,042 TSR Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively, and 43,788, 19,157, 19,157, 25,999 and 12,042 Time-Based Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2023 as included in our 2023 Annual Report filed with the SEC on March 13 2024 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2023, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2024, 2024and 2026. Maximum performance under the TSR Units would result in an additional grant date fair value of $418,175, $182,949, $182,949, $248,290 and $115,001 to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively.

(3)

Represents the grant date fair value of 27,449, 12,669, 12,669, 14,780 and 8,446 TSR Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively, and 27,449, 12,669, 12,669, 14,780 and 8,446 Time-Based Units granted to Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively. The grant date fair values disclosed in the table were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718, “Compensation-Stock Compensation,” utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2022 as included in our 2022 Annual Report filed with the SEC on March 8, 2023 and are based on performance at target. The Time-Based Units were granted under the 2018 Plan in 2022, the vesting of which is contingent upon the passage of time and vest in equal installments on June 30, 2023, 2024 and 2025. Maximum performance under the TSR Units would result in an additional grant date fair value of $377,149, $174,072, $174,072, $203,077 and $116,048 to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively.

(4)

Represents  a retention bonus of $375,000 and $240,000, which was awarded on February 10, 2021 and earned as of December 31, 2024, for Mr. Holeman and Ms. Mastandrea, respectively. All amounts shown were paid in March 2025.

(5)	Represents annual incentive compensation earned in 2024, 2023 and 2022 under the AIP by each executive.

(6)

Represents (a) $19,800 for auto allowance in 2024 and 14,697 and $14,807 for the incremental cost of our automobiles not used exclusively for business purposes for David K. Holeman for the years of 2023 and 2022, respectively, and (b) $12,075, $11,550 and $10,675 in matching contributions under our 401(k) plan for David K. Holeman for the years of 2024, 2023 and 2022, respectively.

(7)	Represents matching contributions under our 401(k) plan.

(8)	Mr. Holeman was appointed as our Chief Executive Officer on January 18, 2022. Prior to his appointment of Chief Executive Officer, Mr. Holeman served as Chief Financial Officer.

(9)

Ms. Mastandrea was appointed as our Chief Operating Officer on February 9, 2022 and as our President and Chief Operating Officer on February 25, 2025.  Prior to her appointment of Chief Operating Officer, Ms. Mastandrea served as Executive Vice President of Corporate Strategy.

(10)	Mr. Hogan was appointed as our Chief Financial Officer on January 18, 2022. Prior to his appointment of Chief Financial Officer, Mr. Hogan served as Vice President and Controller.

(11)	Mr. Tropoli was appointed as our General Counsel & Corporate Secretary on February 9, 2022. Prior to his appointment of General Counsel & Corporate Secretary, Mr. Tropoli served as General Counsel.

(12)

Ms. Siv was appointed as our Vice President of Human Resources on February 9, 2022 and our Senior Vice President of Human Resources on March 4, 2024.  Prior to her appointment of Vice President of Human Resources, Ms. Siv served as Director of Human Resources.

Grants of Plan Based Awards

The following table sets forth information with respect to award opportunities granted to each NEO under the AIP, and the Time-Based Units and TSR Units granted to each NEO during the year ended December 31, 2024.

			Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or	Grant Date Fair Value of Stock
Name	Grant Date	Description	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (3) (#)	Awards (4) ($)
David K.		AIP	200,000	400,000	800,000
Holeman	6/30/2024	Time-Based Units							26,851	329,999
	6/30/2024	TSR Units				25,463	50,926	101,852		770,001
Christine J.		AIP	159,375	318,750	637,500
Mastandrea	6/30/2024	Time-Based Units							19,223	236,251
	6/30/2024	TSR Units				14,509	29,018	58,036		438,752
J. Scott		AIP	82,500	165,000	330,000
Hogan	6/30/2024	Time-Based Units							15,094	185,505
	6/30/2024	TSR Units				11,392	22,784	45,568		344,494
Peter A. Tropoli		AIP	87,500	175,000	350,000
	6/30/2024	Time-Based Units							14,239	174,997
	6/30/2024	TSR Units				10,748	21,495	42,990		325,004
Soklin		AIP	64,313	128,625	257,250
“Michelle” Siv	6/30/2024	Time-Based Units							7,811	95,997
	6/30/2024	TSR Units				4,762	9,524	19,048		144,003

(1)

Non-equity incentive plan awards are short-term incentives that may be earned under the AIP. The NEOs achieved the annual cash incentives in 2024 at 100%, 105%, 105%, 115% and 105% of the Target level for Messrs. Holeman, Hogan and Tropoli and Ms. Mastandrea and Siv, respectively.

(2)

Represents restricted common share units corresponding to a three-year performance period, FY 2024 - FY 2026. The NEOs may earn 50% of the Target award upon attainment of the Threshold performance and up to 200% of the Target award upon attainment of Maximum performance. Performance outcomes will be determined following the conclusion of the performance period. No dividend equivalents will be applied to the actual number of shares earned.

(3)

Represents time-based restricted common share units granted under the 2018 Plan in 2024 that could be earned based on continued employment over a three-year period and vest in equal installments on June 30, 2025, 2026 and 2027.

(4)

Amounts represent the grant date fair value of share awards measured in accordance with ASC Topic 718, utilizing the assumptions discussed in Note 15 to our audited financial statements for the year ended December 31, 2024 as included in our 2024 Annual Report filed with the SEC on March 17, 2025.

The material terms of the NEO's employment agreements are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” For a discussion of the material terms of the annual incentive and stock awards reflected in the Summary Compensation and Grants of Plan Based Awards tables, as well as a description of the amount of salary and annual incentive opportunities in proportion to total compensation, see the discussion above in the section entitled “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End 2024

The following table sets forth certain information with respect to unvested share and unit awards held by each NEO as of December 31, 2024.

		Share Awards
		Shares or Units of Stock that Have Not Vested (1)		Equity Incentive Plan Awards: Unearned Shares or Units that Have Not Vested (2)
Name	Grant Date	Number (#)	Market Value ($) (3)	Number (#)	Market Value ($) (3)
David K. Holeman	6/30/2024	26,851	380,479	50,926	721,621
	6/30/2023	29,192	413,651	43,788	620,476
	6/30/2022	9,149	129,641	—	—
Christine J. Mastandrea	6/30/2024	19,223	272,390	29,018	411,185
	6/30/2023	17,333	245,609	25,999	368,406
	6/30/2022	4,926	69,801	—	—
J. Scott Hogan	6/30/2024	15,094	213,882	22,784	322,849
	6/30/2023	12,771	180,965	19,157	271,455
	6/30/2022	4,223	59,840	—	—
Peter A. Tropoli	6/30/2024	14,239	201,767	21,495	304,584
	6/30/2023	12,771	180,965	19,157	271,455
	6/30/2022	4,223	59,840	—	—
Soklin “Michelle” Siv	6/30/2024	7,811	110,682	9,524	134,955
	6/30/2023	8,028	113,757	12,042	170,635
	6/30/2022	2,816	39,903	—	—

(1)	Represent time-based restricted common share unit awards that vest as follows:

•       Grant Date: June 30, 2024 - vest in equal installments on June 30, 2025, 2026 and 2027

•       Grant Date: June 30, 2023 - vest in equal installments on June 30, 2025, and 2026

•       Grant Date: June 30, 2022 - vest on June 30, 2025

(2)	The following table provides the vesting schedules of unearned performance-based restricted common share unit grants outstanding as of December 31, 2023:

Grant Date	Outstanding Vesting Dates
6/30/2024

Performance period ending December 31, 2026. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is at the 100% threshold.

6/30/2023

Performance period ending December 31, 2025. The number of restricted common share units reported is based on achievement of target performance. Cumulative performance to date, as of the last completed fiscal year, is at the 150% threshold.

(3)	Market values are based on the closing price of our common shares of $14.17 per share on December 31, 2024, the last trading day of fiscal 2024.

Stock Awards Vested in 2024

The following table sets forth information with respect to shares and common share units vested during the year ended December 31, 2024.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
David K. Holeman	98,644	1,360,164
Christine J. Mastandrea	53,153	732,888
J. Scott Hogan	43,947	606,725
Peter A. Tropoli	44,613	615,590
Soklin “Michelle” Siv	27,055	374,629

(1)	Represents shares vested on June 30, 2024 and December 31, 2024.

(2)	Based on the closing price of our common shares of $13.31 and $14.17 on June 30, 2024 and December 31, 2024, respectively.

Potential Payments Upon Termination or Change in Control

The following tables summarize the compensation that would have been payable to Messrs. Holeman, Hogan, and Tropoli and Ms. Mastandrea and Ms. Siv, respectively, if their employment had terminated on December 31, 2024 without “cause” or for “good reason” (each, as defined in the Employment Agreements), and for each other NEO if such NEO’s employment had terminated on December 31, 2024 without “cause” or for “good reason” (each, as defined in the Change in Control Agreements) within two years following a Change in Control. The tables also summarize the compensation that would have been payable to each NEO if his or her employment had terminated due to death or disability, or, upon change in control without termination. Due to the number of factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different. The below disclosure does not include any amounts for equity awards or other compensation changes made subsequent to December 31, 2024.

Involuntary Termination Without Cause or Termination with Good Reason

	Salary (1)	AIP (2)	Continuation of Benefits (3)	Value of Unvested Restricted Stock Unit Awards (4)	Total
Name	($)	($)	($)	($)	($)
David. K. Holeman	750,000	1,298,925	23,241	2,576,106	4,648,272
Christine J. Mastandrea	425,000	877,663	8,306	1,551,601	2,862,570
J. Scott Hogan	330,000	316,110	25,254	1,184,725	1,856,089
Peter A. Tropoli	350,000	336,135	22,977	1,154,345	1,863,457
Soklin “Michelle” Siv	257,250	249,818	23,225	655,249	1,185,542

Involuntary Termination Without Cause or Termination with Good Reason Following a Change in Control

	Salary (5)	AIP (6)	Continuation of Benefits (7)	Value of Unvested Restricted Stock Unit Awards (4)	Total
Name	($)	($)	($)	($)	($)
David. K. Holeman	1,250,000	1,648,208	38,735	2,576,106	5,513,049
Christine J. Mastandrea	637,500	1,013,214	12,459	1,551,601	3,214,774
J. Scott Hogan	495,000	387,541	37,881	1,184,725	2,105,147
Peter A. Tropoli	525,000	412,328	34,465	1,154,345	2,126,138
Soklin “Michelle” Siv	385,875	307,200	34,838	655,249	1,383,162

(1)	Amount equal to 1.5 times annual salary for Mr. Holeman and Ms. Mastandrea, and 1 times annual salary for Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2024.

(2)

Amount based on the average annual incentive awards for 2024, 2023 and 2022, equal to 1.5 times the average for Mr. Holeman and Ms. Mastandrea plus the 2024 annual incentive award earned, but not paid, and 1 times the average for Ms. Siv and Messrs. Hogan and Tropoli, plus the 2024 annual incentive award earned, but not paid.

(3)	Amount based on continuation of medical benefits for 18 months for Mr. Holeman and Ms. Mastandrea and 12 months for Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2024.

(4)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2024, of $14.17 per share, assuming full release of all restrictions, including all performance conditions. TSR Units vest at the higher of 100% or performance achieved as of December 31, 2024. The TSR Units granted in 2024 and 2023 were valued at a 100% and 150% conversion factor, respectively as of December 31, 2024, respectively.

(5)	Amount equal to 30 months of base salary for Mr. Holeman, and Ms. Mastandrea and 18 months of base salary for Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2024.

(6)

Amount based on the average annual incentive awards for 2024, 2023 and 2022, equal to 2.5 times the average for Mr. Holeman and Ms. Mastandrea plus the 2023 annual incentive award earned, but not paid, and 1.5 times the average for Ms. Siv and Messrs. Hogan and Tropoli plus the 2024 annual incentive award earned, but not paid.

(7)	Amount based on continuation of medical benefits for 30 months for Mr. Holeman and Ms. Mastandrea and 18 months for Ms. Siv and Messrs. Hogan and Tropoli in each case as of December 31, 2024.

(8)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2024, the last trading day of fiscal 2024, of $14.17 per share, assuming full release of all restrictions, including all performance conditions. TSR Units vest at the higher of 100% or performance achieved as of December 31, 2024. The TSR Units granted in 2024 and 2023 were valued at a 100% and 150% conversion factor, respectively as of December 31, 2024, respectively.

Change in Control without Termination

	Salary	AIP	Continuation of Benefits	Value of Unvested Restricted Stock Unit Awards (1)	Total
Name	($)	($)	($)	($)	($)
David K. Holeman	—	—	—	2,265,868	2,265,868
Christine J. Mastandrea	—	—	—	1,367,391	1,367,391
J. Scott Hogan	—	—	—	1,048,991	1,048,991
Peter A. Tropoli	—	—	—	1,018,610	1,018,610
Soklin “Michelle” Siv	—	—	—	569,932	569,932

(1)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2024, the last trading day of fiscal 2024, of $14.17 per share, assuming full release of all restrictions, including all performance conditions. The amount is based on achievement of Target level.

Death or Disability

	Salary	AIP (1)	Continuation of Benefits	Value of Unvested Restricted Stock Unit Awards (2)	Total (5)
Name	($)	($)	($)	($)	($)
David K. Holeman	—	375,000	—	2,265,868	2,640,868
Christine J. Mastandrea	—	240,000	—	1,367,391	1,607,391
J. Scott Hogan	—	—	—	1,048,911	1,048,911
Peter A. Tropoli	—	—	—	1,018,610	1,018,610
Soklin “Michelle” Siv	—	—	—	569,932	569,932

(1)

The value of the restricted shares and restricted common share units is based on the closing price of our common shares on December 31, 2024, the last trading day of fiscal 2024, of $14.17 per share, assuming full release of all restrictions, including all performance conditions. The amount is based on achievement of Target level.

Employment Agreements and Payments Upon Change in Control

Employment Agreements.

On March 14, 2025, the Company entered into a Severance and Change in Control Agreement dated as of March 14, 2025 (the “Agreements”) with each of David K. Holeman, Chief Executive Officer; Christine J. Mastandrea, President and Chief Operating Officer, J. Scott Hogan, Chief Financial Officer;; Peter A. Tropoli, General Counsel and Corporate Secretary; and Soklin “Michelle” Siv, Senior Vice President of Human Resources (collectively, the “Executives”). For Mr. Holeman, the Agreement replaces the prior Employment Agreement dated August 29, 2014 and the Amendments to Employment Agreements dated May 23, 2022 and February 10, 2021 (collectively, the “Previous Holeman Employment Agreements”), that Mr. Holeman previously entered into with the Company. For Ms. Mastandrea, the Agreement replaces the prior Change in Control Agreement dated August 29, 2014, and the Amendments to Change in Control Agreement dated May 23, 2022 and February 10, 2021 (collectively, the “Previous Mastandrea Employment Agreement”) that Ms. Mastandrea previously entered into with the Company. For Messrs. Hogan and Tropoli and Ms. Siv the Agreements replace the prior Severance and Change in Control Agreements dated May 23, 2022.

The Agreements have a three year term and automatically renew for successive additional three-year terms unless either party gives written notice of non-renewal at least ninety (90) days before the end of the current term. However, if a Change in Control has occurred during any term, the term of the Agreement shall end no earlier than twenty four (24) calendar months after the end of the calendar month in which the Change in Control occurs.

The severance benefits that the Executives may receive if their employment terminates under certain conditions differ depending on whether a termination occurs (a) within a two-year period following a Change in Control (as defined in the Agreement, with the two-year period following a Change in Control being referred to as the “Change in Control Period”), or (b) in the absence of a Change in Control or outside the Change in Control Period, in each case as described below.

If an Executive is terminated without “Cause” (as defined in the Agreement to mean termination for (i) failing to devote the time and effort required to perform the Executive’s duties, (ii) being convicted of a felony involving moral turpitude, (iii) engaging in acts in violation of confidentiality provisions of the Agreement, or willfully, wantonly and without approval of the Board taking any action that the Executive knows to be materially adverse to the interest of the Company and its shareholders) or the Executive terminates his or her employment for “Good Reason” (also as defined in the Agreement to mean (i) the Executive's base salary, annual bonus payment, or benefits are reduced by 10% or more, (ii) the Company fails to provide equity award granted pursuant to award agreements, (iii) the Executive's duties with the Company are reduced to such an extent that a material reduction of the Executive's authority results, or (iv) the Executive's principal place of employment for the company is material relocated and the Executive is required to relocate), in either case absent a Change in Control or outside the Change in Control Period, then the Executive will receive a cash lump sum payment equal to the sum of (i) eighteen (18) months for Mr. Holeman and Ms. Mastandrea, and twelve (12) months for Messrs. Hogan, Tropoli and Ms. Siv (the “Other Executives”), respectively, of base salary, (ii) 150% (for Mr. Holeman and Ms. Mastandrea) and 100% (for the Other Executives), respectively, of the Executive’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment, (iii) immediate vesting of shares granted pursuant to the Company’s 2018 Long Term Equity Incentive Ownership Plan (the “Equity Incentive Plan”) at the higher of target vesting or performance vesting, and (iv) the replacement cost of eighteen (18) months (for Mr. Holeman and Ms. Mastandrea) and twelve (12) months (for the Other Executives), respectively, of medical benefits, calculated as if such Executives elected COBRA continuation coverage.

If, during the Change in Control Period, an Executive is terminated without Cause or the Executive terminates his or her employment for Good Reason, then the Executive will receive a cash lump sum payment equal to the sum of (i) thirty (30) months (for Mr. Holeman and Ms. Mastandrea) and eighteen (18) months (for the other Executives), respectively, of base salary, (ii) 250% of average annual cash bonus (for Mr. Holeman and Ms. Mastandrea) and 150% of the average annual cash bonus (for the Other Executives), if any, paid with respect to the three full calendar years prior to termination of employment, (iii) immediate vesting of shares granted pursuant to the Equity Incentive Plan at the higher of target vesting or performance vesting, (iv) the replacement cost of (i) thirty (30) months (for Mr. Holeman and Ms. Mastandrea) and eighteen (18) months (for the Other Executives), respectively, of medical benefits, calculated as if such Executive elected COBRA continuation coverage, and (v) a pro-rated portion of the Executive’s target annual bonus applicable to the year in which such termination occurred. If such severance payments, or any other payments made to an Executive in connection with a Change in Control, would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, then the applicable Executive will either pay the excise tax or have his or her payments capped at a level so there would be no excise tax depending upon which option provides the Executive with the greatest benefit on an after-tax basis.

For Mr. Holeman the May 23, 2022 agreement provided for a retention payment, due on March 15, 2025 for employment through December 31, 2024 in the amount of $375,000, or in the event employment is terminated by the Company without Cause, by Employee for Good Reason, or due to Employee’s death or becoming Disabled prior to December 31, 2024. For Ms. Mastandrea, the May 23, 2022 agreement provides for a retention payment due on March 15, 2025 for employment through December 31, 2024 in the amount of $240,000 or in the event of employment is terminated by the Company without Cause, by Employee for Good Reason, or due to Employee’s death or becoming Disabled prior to December 31, 2024. These retention amounts were approved on February 4, 2021 and included in the Previous Holeman Employment Agreement and in the Previous Mastandrea Employment Agreement. The retention payments for Mr. Holeman and Ms. Mastandrea were paid in March 2025.

Pursuant to the Agreements, an Executive’s receipt of any severance benefits is expressly conditioned on the Executive executing, and not revoking, a release of claims against the Company. The Agreements also include a confidentiality covenant and a covenant prohibiting the Executive from soliciting employees and customers to leave the Company for one year after termination of employment.

Treatment of Equity Upon Change in Control.

In the event of shareholder approval of the First Amendment to the 2018 Plan and the participant’s death or disability any unvested restricted common shares or units will immediately vest. In the event of a Change in Control of the Company, as defined below and a Termination without cause or for good reason, as defined below, (i) all restricted shares, restricted share units, and options theretofore granted and not yet vested, will become fully vested (and restricted share units shall be automatically replaced with fully vested shares), exercisable and issued as of a time immediately before the Change in Control, and (ii) all restrictions and conditions applicable to restricted shares and other share awards will be deemed to have been satisfied as of the date of the Change in Control.

For purposes of our Amended Plan, “Change in Control” means, unless otherwise defined in the applicable award agreement, any of the following events:

•

any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than us or one of our wholly-owned subsidiaries or any employee benefit plan of us or any of our subsidiaries, becomes the beneficial owner of 35% or more of the combined voting power of our outstanding securities that may be cast for the election of our trustees;

•

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, less than a majority of the voting power of our outstanding securities or any successor company or entity entitled to vote generally in the election of our trustees or other corporation or entity after such transaction is held in the aggregate by our security holders entitled to vote generally in the election of our trustees immediately prior to such transaction;

•

during any period of two consecutive years, individuals who at the beginning of that period constitute our Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by our shareholders, of each of our trustees first elected during that period was approved by a vote of at least two-thirds of our trustees then still in office who were (a) our trustees at the beginning of that period, and (b) not initially (1) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a person other than our Board, or (2) designated by a person who has entered into an agreement with us to effect a transaction described in the first two bullet points above or the following two bullet points below;

•	our complete liquidation or dissolution; or

•	the sale or other disposition of all or substantially all of our assets to any person.

Pay vs. Performance Comparison

As required by Section 953(a) of the Dodd-Frank Act and in accordance with Item 402(v) of Regulation S-K, the table below sets forth information about the relationship between compensation actually paid to our NEOs, calculated in accordance with SEC regulations, and certain financial performance measures of the Company for fiscal years 2024, 2023, 2022, 2021 and 2020. For further information about how our Compensation Committee has implemented an executive compensation program linking a substantial portion of our NEOs' compensation to the achievement of  the Company's operational and financial objectives to align our executive's pay with changes in the value of our shareholders' investments, see the CD&A.

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Current PEO ($)(1)	Summary Compensation Table Total for Former PEO ($)(2)	Compensation Actually Paid to Current PEO ($)(3)	Compensation Actually Paid to Former PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)	Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($) (5)	Net Income (Loss) (in Millions of $'s )	FFO Per Diluted Common Share and OP Unit ("FFO/sh") ($) (6)
2024	2,400,145	-	2,847,520	-	1,102,032	1,303,023	133	137	36.9	0.98
2023	1,362,527	-	3,212,457	-	692,169	1,431,628	111	117	19.2	0.88
2022	1,688,205	70,589	1,580,013	(3,375,072)	827,272	773,981	83	104	35.3	1.03
2021	-	2,089,570	-	1,667,602	970,380	849,425	83	119	12.0	0.86
2020	-	3,088,683	-	1,684,500	1,097,270	697,562	62	72	6.0	0.83

(1)

The dollar amounts reported are the total compensation amounts for our CEO, Mr. Holeman, in the Summary Compensation Table for Fiscal Year 2024, 2023 and 2022.  Mr. Holeman was appointed CEO on January 18, 2022, and he served as our CFO prior to be his appointment to CEO.

(2)

The dollar amounts reported are Summary Compensation amounts for our former CEO, Mr. James C. Mastandrea, for the fiscal years 2022, 2021 and 2020.  Mr. Mastandrea was terminated, for cause, on January 18, 2022.

(3)

The dollar amounts reported represent the amount of "compensation actually paid," as calculated in accordance with SEC rules for our CEO, Mr. Holeman, our former CEO Mr. Mastandrea or the average of our non-PEO NEOs. The dollar amounts do not reflect the amount actually paid  during the applicable year, but also include (i) the year-end value of equity awards granted during the reported year, (ii) the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards were vested or forfeited, or through the end of the reported fiscal year. The company does not maintain a defined benefit pension plan so no adjustment for pension benefits are included in the table below.

(4)

The dollar amounts reported are the average Summary Compensation amounts for our non-PEO NEOs for the fiscal years 2024, 2023, 2022, 2021 and 2020. The table below lists the non-PEO NEOs for each of the applicable years.

(5)

Reflects cumulative total shareholder return for the measurement period, calculated in accordance with Item 201 (e) of Regulation S-K. The total shareholder return peer group for purposes of this table is the FTSE: NAREIT Equity Shopping Centers Index.

(6)

Reflects our Company-selected measure, FFO/sh, which represents NAREIT Funds From Operations on a Per Common Share and OP Unit basis.  For a reconciliation of net income attributable to us on a GAAP basis to FFO/sh and a definition, see Appendix A.

Year	Current PEO	Former PEO	Non-PEO NEOs

2024	David K. Holeman	N/A	Christine J. Mastandrea J. Scott Hogan Peter J. Tropoli Soklin “Michelle” Siv
2023	David K. Holeman	N/A	Christine J. Mastandrea J. Scott Hogan Peter J. Tropoli Soklin “Michelle” Siv
2022	David K. Holeman	James C. Mastandrea	Christine J. Mastandrea
J. Scott Hogan
Peter A. Tropoli
Soklin "Michelle" Siv
2021	N/A	James C. Mastandrea	David K. Holeman
Christine J. Mastandrea
John J. Dee
Bradford D. Johnson
2020	N/A	James C. Mastandrea	David K. Holeman
Christine J. Mastandrea
John J. Dee
Bradford D. Johnson

To calculate the amounts in the Compensation Actually Paid to Current PEO and Compensation Actually Paid to Former PEO  columns in the table above, the following amounts were deducted from and added to "Total" compensation as reported in the Summary Compensation Table.

Year	Summary Compensation Table Total for Current PEO ($)	Summary Compensation Table Total for Former PEO ($)	Deduct Reported Value of Equity Awards for Current PEO ($)(1)	Deduct Reported Value of Equity Awards for Former PEO ($)(1)	Add Equity Award Adjustments for Current PEO ($)(2)	Add Equity Award Adjustments for Former PEO ($)(2)	Compensation Actually Paid to Current PEO ($)	Compensation Actually Paid to Former PEO($)
2024	2,400,145	-	(1,100,000)	-	1,547,375	-		-
2023	1,362,527	-	(800,000)	-	2,649,930	-	3,212,457	-
2022	1,688,205	70,589	(649,992)	-	541,800	(3,445,661)	1,580,013	(3,375,072)
2021	-	2,089,570	-	(1,401,600)	-	979,632	-	1,667,602
2020	-	3,088,683	-	(1,707,000)	-	302,817	-	1,684,500

(1)	Represents the grant date fair value of the equity awards as reported in the "Stock Awards" column in the Summary Compensation Table for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for PEO	2024 Current PEO ($)	2023 Current PEO ($)	2022 Current PEO ($)	2022 Former PEO ($)	2021 Former PEO ($)	2020 Former PEO ($)
As of year-end for awards granted during the year	1,009,860	1,189,720	558,587	-	1,953,600	2,067,000
Year-over-year increase (decrease) of unvested awards granted in prior years	284,531	386,147	13,800	-	(445,497)	(814,865)
Prior year-end value of awards forfeited during the year	-	-	-	(3,445,661)	-	-
Increase (decrease) from prior fiscal year-end for awards that vested during the year	252,984	1,074,063	(30,587)	-	(528,471)	(949,318)
Total Equity Award Adjustment	1,547,375	2,649,930	541,800	(3,445,661)	979,632	302,817

To calculate the amounts in the Average Compensation Actually Paid to Non-CEO NOEs columns in the table above, the following amounts were deducted from and added to "Total" compensation as reported in the Summary Compensation Table.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Deduct Average Reported Value of Equity Awards for Non-PEO NEOs ($)(1)	Add Average Equity Award Adjustments for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,102,032	(486,251)	687,242	1,303,023
2023	692,169	(348,751)	1,088,210	1,431,628
2022	827,272	(287,499)	234,208	773,981
2021	970,380	(438,000)	317,045	849,425
2020	1,097,270	(533,438)	133,730	697,562

(1)	Represents the grant date fair value of the equity awards as reported in the "Stock Awards" column in the Summary Compensation Table for each applicable year.

(2)	Represents the year-over-year change in the fair value of equity awards as itemized in the table below. No awards vested in the year they were granted.

Fair Value of Equity Awards for Non-PEO NEOs	2024 ($)	2023 ($)	2022 ($)	2021 ($)	2020 ($)
As of year-end for awards granted during the year	453,095	518,642	247,069	610,500	645,938
Year-over-year increase (decrease) of unvested awards granted in prior years	124,159	166,934	5,375	(140,789)	(236,509)
Prior year-end value of awards forfeited during the year	-	-	-	-	-
Increase (decrease) from prior fiscal year-end for awards that vested during the year	109,988	402,634	(18,236)	(152,666)	(275,699)
Total Equity Award Adjustment	687,242	1,088,210	234,208	317,045	133,730

Pay-for-Performance Alignment

The following table identifies the six most important financial measures used by our Compensation Committee to link the compensation actually paid ("CAP") to our CEO and other NEO's in 2024, calculated in accordance with SEC regulations, to our performance.  The role of each of these performance measures on our NEOs' compensation is discussed in greater detail in the CD&A.

Financial Performance Measures

FFO per Diluted Share and OP Unit
Same Store NOI Growth Percentage
General and Administrative as a Percentage of Revenue
Ratio of Net Debt to Pro Forma EBITDAre
ESG Objectives

Relationship Between Compensation Actually Paid and Financial Performance

The graphs below compare the CAP for our current and former PEOs and the average CAP for the remaining NEOs, to our cumulative TSR and the cumulative TSR for the FTSE NAREIT Equity Shopping Centers Index ("FTSE" or "Index TSR"), in each case, for the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020.  TSR amounts reported in graphs assume an initial fixed investment of $100 on January 1, 2021, and that all dividends, if any, were reinvested.  Graphs are also included comparing CAP for our current and former PEOs and the average CAP for the remaining NEOs to Net Income and NAREIT Funds From Operations per diluted share and OP Unit or ("FFO/sh"), our Company-selected measure.

PROPOSAL NO. 4 – RATIFICATION OF THE APPOINTMENT OF

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Pannell Kerr Forster of Texas, P.C. (“PKF”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

The Board asks shareholders to ratify the appointment of PKF as our independent registered public accounting firm.  Shareholder ratification of the appointment of PKF as our independent registered public accounting firm is not required by our Bylaws or other governing documents. However, the Board is submitting the appointment of PKF to the shareholders for ratification as a matter of good corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that a change would be in our best interests and the best interests of our shareholders.  We do not expect a representative from PKF to attend the Annual Meeting and, accordingly, no representative from PKF is expected to make a statement or be available to respond to questions.

For the ratification of the appointment of our independent registered public accounting firm to be approved, Proposal No. 4 must receive the affirmative vote of a majority of all votes cast at the Annual Meeting, whether in person (virtually) or by proxy (which means the number of votes cast “FOR” the proposal must exceed the number of votes cast “AGAINST” the proposal). In determining whether Proposal No. 4 has received the requisite number of affirmative votes, abstentions will have no impact because they will not be counted as votes cast for this purpose, although they will be considered present for the purpose of determining a quorum.

Our Board recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Pannell Kerr Forster of Texas, P.C. as our independent registered public accounting firm for the year ending December 31, 2025.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee of the Board of Trustees

The Audit Committee is composed of four independent, non-employee trustees and operates under a written charter adopted by the Board (a copy of which is available at www.whitestonereit.com).  The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect and as required by the Sarbanes-Oxley Act of 2002.  Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with GAAP, and for the establishment and effectiveness of internal control over financial reporting.  Our independent registered public accounting firm, PKF, is responsible for auditing those financial statements and expressing an opinion as to whether they fairly present our financial condition, results of operations, shareholders' equity and cash flows in conformity with GAAP.  The committee’s responsibility is to oversee and review this process.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The committee relies, without independent verification, on the information provided to us and on the representations made by management and PKF.  We held four meetings during 2023.  The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and PKF. We discussed with PKF the overall scope and plans of their annual audit and quarterly reviews.  We met with PKF, with and without management present, to discuss the results of their examinations.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2024 with management and PKF. We also discussed with management and PKF the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed with management our compliance as of December 31, 2024 with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has discussed with PKF the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission. The Audit Committee has received the written disclosures and the letter from PKF required by applicable requirements of the PCAOB regarding PKF's communications with the Audit Committee concerning independence, and has discussed with PKF its independence.  When considering the independence of PKF, we considered whether its array of services to us beyond those rendered in connection with its audit of our consolidated financial statements and reviews of our consolidated financial statements, including our quarterly reports on Form 10-Q, was compatible with maintaining its independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for these services to, PKF.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board that the audited financial statements for the fiscal year ended December 31, 2024 be included in our Annual Report on Form 10-K.  The Audit Committee also reappointed, and the Board has approved PKF as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

The undersigned members of the Audit Committee have furnished this report to our Board.

Respectfully submitted, Audit Committee Jeffrey A. Jones, Chair Julia B. Buthman Amy S. Feng Kristian M. Gathright

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the fees billed for professional audit services rendered by PKF, our independent registered public accounting firm, for the audit of our annual consolidated financial statements for the two most recent fiscal years ended December 31, 2024 and 2023, and fees billed for other services rendered by PKF for those periods:

Types of Services	Total Approximate Fees
	2024	2023
Audit Fees (1)	$606,030	$468,809
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees (2)	29,000	-
Total	$635,030	$468,809

(1)

Fees for audit services billed in 2024 and 2023 included the following: (i) audits of our annual financial statements and the effectiveness of our internal controls over financial reporting and audits of all related financial statements required to be audited pursuant to regulatory filings; (ii) reviews of unaudited quarterly financial statements; and (iii) services related to the issuance of consents and other services related to SEC matters.

(2)	Fees billed for 2024 primarily related to registration statements.

The Audit Committee has considered the audit and non-audit services rendered by PKF and has determined that the providing of these services is compatible with maintaining the independence of PKF.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy requiring it to approve all audit and non-audit services to be performed by our independent registered public accounting firm to assure that the provision of the services does not impair the firm’s independence.  All services, engagement terms, conditions and fees, as well as changes in the terms, conditions and fees must be pre-approved by the Audit Committee in advance.  The Audit Committee will annually review and approve services that may be provided by our independent registered public accounting firm during the next year and will revise the list of approved services from time to time based on subsequent determinations.  The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management.  If authority to approve services has been delegated to an Audit Committee member, any approval of services must be reported to the Audit Committee at its next scheduled meeting.  All audit and non-audit services rendered by our independent registered public accounting firm during the years ended December 31, 2024 and 2023 were pre-approved by the Audit Committee in accordance with its policies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Transactions with Related Persons

Under SEC rules, a related person transaction is any transaction or any currently proposed transaction in which we were or are to be a participant, the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. A “related person” is a director, officer, nominee for director or a more than 5% shareholder since the beginning of our last completed fiscal year, and their immediate family members.

Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for conducting a reasonable prior review of any related party transactions for any potential or actual conflicts of interest.

Under our Declaration of Trust, we may enter into any contract or transaction with our trustees, officers, employees or agents (or any affiliated person), provided that in the case of any contract or transaction in which any of our trustees, officers, employees or agents (or any affiliated person) have a material financial interest, (1) the fact of the interest is disclosed or known to the following: (a) the Board, and the Board shall approve or ratify the contract or transaction by the affirmative vote of a majority of disinterested trustees, even if the disinterested trustees constitute less than a quorum, or (b) the shareholders entitled to vote, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested party; or (2) the contract or transaction is fair and reasonable to us. In addition, the Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest.

OTHER MATTERS

Documents Incorporated by Reference

This Proxy Statement incorporates documents by reference that are not presented herein or delivered herewith, including our Bylaws. These documents are available upon request without charge. Requests should be sent to Whitestone REIT, 2600 South Gessner Road, Suite 500, Houston, Texas 77063, Attention: Investor Relations or by calling 713-435-2219.

Other Business

The Board knows of no other business to be presented for action at the Annual Meeting. If any matters do come before the meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the discretion of the person or persons exercising the authority conferred by the proxy card at the meeting. The submission of a proposal does not guarantee its inclusion in our proxy statement or presentation at the Annual Meeting unless certain securities law and other requirements are met.

You are cordially invited to attend the 2025 Annual Meeting of Shareholders conducted via live audio webcast that can be accessed by visiting www.virtualshareholdermeeting.com/WSR2025. If you plan to attend the Annual Meeting online, you will need the 16-digit control number included on your Proxy Card or on the instructions that accompany your Proxy Materials. The Annual Meeting will begin promptly at 9:00 a.m., Central Time, on Thursday, May 15, 2025. Online check-in will begin at 8:45 a.m., Central Time, and you should allow ample time for the online check-in procedures.

Whether or not you plan to attend the Annual Meeting, you are requested to vote in accordance with the instructions herein.

By order of the Board of Trustees, Peter A Tropoli General Counsel and Corporate Secretary

April 4, 2025

Houston, Texas

APPENDIX A

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share and per unit data)

	Year Ended December 31,
	2024	2023	2022	2021
FFO (NAREIT)
Net income attributable to Whitestone REIT	$36,893	$19,180	$35,270	$12,048
Adjustments to reconcile to FFO:
Depreciation and amortization of real estate assets	34,811	32,811	31,538	28,806
Depreciation and amortization of real estate assets of real estate partnership (pro rata)	111	1,613	1,613	1,674
Loss on disposal of assets, net	547	522	192	90
Gain on sale of properties from continuing operations, net	(22,125)	(9,006)	(16,950)	(266)
Gain on sale of property from discontinued operations	—	—	—	(1,833)
Gain on sale or disposal of properties or assets of real estate partnership (pro rata)	—	—	—	(19)
Net income attributable to noncontrolling interests	480	270	530	205
FFO (NAREIT)	$50,717	$45,390	$52,193	$40,705
Adjustments to reconcile to CORE FFO:
Early debt extinguishment costs	—	—	147	—
Default interest on debt of real estate partnership	—	1,375	—	—
Proxy contest costs	1,757	—	—	—
Core FFO	$52,474	$46,765	$52,340	$40,705

FFO PER SHARE AND OP UNIT CALCULATION
Numerator:
FFO	$50,717	$45,390	$52,193	$40,705
Core FFO	$52,474	$46,765	$52,340	$40,705

Denominator:
Weighted average number of total common shares - basic	50,214	49,501	49,256	45,486
Weighted average number of total noncontrolling OP units - basic	653	694	738	772
Weighted average number of total common shares and noncontrolling OP units - basic	50,867	50,195	49,994	46,258

Effect of dilutive securities:
Unvested restricted shares	1,133	1,312	694	850
Weighted average number of total common shares and noncontrolling OP units - diluted	52,000	51,507	50,688	47,108

FFO per common share and OP unit - basic	$1.00	$0.90	$1.04	$0.88
FFO per common share and OP unit - diluted	$0.98	$0.88	$1.03	$0.86

Core FFO per common share and OP unit - basic	$1.03	$0.93	$1.05	$0.88
Core FFO per common share and OP unit - diluted	$1.01	$0.91	$1.03	$0.86

Funds From Operations (NAREIT) (“FFO”)

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) available to common shareholders computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.  We calculate FFO in a manner consistent with the NAREIT definition and also include adjustments for our unconsolidated real estate partnership.

Core Funds from Operations (“Core FFO”) is a non-GAAP measure. From time to time, we report or provide guidance with respect to “Core FFO” which removes the impact of certain non-recurring and non-operating transactions or other items we do not consider to be representative of our core operating results including, without limitation, default interest on debt of real estate partnership, extinguishment of debt cost, gains or losses associated with litigation involving the Company that is not in the normal course of business, and proxy contest professional fees.

Management uses FFO and Core FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income (loss) alone as the primary measure of our operating performance.

Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Because real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.  In addition, securities analysts, investors and other interested parties use FFO and Core FFO as the primary metric for comparing the relative performance of equity REITs.

FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP, as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.  FFO does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Although our calculation of FFO is consistent with that of NAREIT, there can be no assurance that FFO and Core FFO presented by us is comparable to similarly titled measures of other REITs.

Whitestone REIT and Subsidiaries
RECONCILIATION OF NON-GAAP MEASURES
(continued)
(in thousands)

	Year Ended December 31,
	2024	2023
PROPERTY NET OPERATING INCOME
Net income attributable to Whitestone REIT	$36,893	$19,180
General and administrative expenses	23,189	20,653
Depreciation and amortization	34,894	32,966
Deficit in earnings of real estate partnership	28	3,155
Interest expense	34,035	32,866
Interest, dividend and other investment income	(87)	(51)
Provision for income taxes	450	450
Gain on sale of properties	(22,125)	(9,006)
Management fee, net of related expenses	—	16
Loss on disposal of assets, net	547	522
NOI of real estate partnership (pro rata)	183	2,553
Net income attributable to noncontrolling interests	480	270
NOI	$108,487	$103,574
Non-Same Store NOI	(8,001)	(6,863)
NOI of real estate partnership (pro rata)	(183)	(2,553)
NOI less Non-Same Store NOI and NOI of real estate partnership (pro rata)	100,303	94,158
Same Store straight-line rent adjustments	(2,981)	(2,602)
Same Store amortization of above/below market rents	(748)	(808)
Same Store lease termination fees	(1,961)	(687)
Same Store NOI	$94,613	$90,061

NOI: Net Operating Income:

Management believes that NOI is a useful measure of our property operating performance. We define NOI as operating revenues (rental and other revenues) less property and related expenses (property operation and maintenance and real estate taxes). Other REITs may use different methodologies for calculating NOI and, accordingly, our NOI may not be comparable to other REITs. Because NOI adjusts for general and administrative expenses, depreciation and amortization, equity in earnings of real estate partnership, interest expense, interest, dividend and other investment income, provision for income taxes, gain or loss on sale of property from discontinued operations, management fee, net of related expenses, gain or loss on sale or disposal of assets, gain on loan forgiveness, our pro rata share of NOI of equity method investments and net income attributable to noncontrolling interests, it provides a performance measure that, when compared year-over-year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing perspective not immediately apparent from net income. We use NOI to evaluate our operating performance since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, lease rates and tenant base have on our results, margins and returns. In addition, management believes that NOI provides useful information to the investment community about our property and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of property performance in the real estate industry. However, NOI should not be viewed as a measure of our overall financial performance since it does not reflect general and administrative expenses, depreciation and amortization, interest expense, interest income, provision for income taxes and gain or loss on sale or disposition of assets, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties.

Same Store NOI:

Management believes that Same Store NOI is a useful measure of our property operating performance because it includes only the properties that have been owned for the entire period being compared, and that it is frequently used by the investment community. Same Store NOI assists in eliminating differences in NOI due to the acquisition or disposition of properties during the period being presented, providing a more consistent measure of our performance. We define Same Store NOI as operating revenues (rental and other revenues, excluding straight-line rent adjustments, amortization of above/below market rents, and lease termination fees) less property and related expenses (property operation and maintenance and real estate taxes), Non-Same Store NOI, and NOI of our investment in Pillarstone OP (pro rata). We define “Non-Same Stores” as properties that have been acquired since the beginning of the period being compared and properties that have been sold, but not classified as discontinued operations. Other REITs may use different methodologies for calculating Same Store NOI, and accordingly, our Same Store NOI may not be comparable to that of other REITs.

	Three Months Ended December 31,
	2024	2023
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre)

Net income attributable to Whitestone REIT	$17,337	$1,541
Depreciation and amortization	8,652	8,428
Interest expense	8,222	8,303
Provision for income taxes	123	111
Net income attributable to noncontrolling interests	223	22
Equity in earnings of real estate partnership	—	1,528
EBITDAre adjustments for real estate partnership	—	448
(Gain) loss on sale of properties	(11,913)	620
Loss on disposal of assets, net	364	22
EBITDAre	23,008	21,023
Effect of partial year acquisitions and dispositions	(6)	(99)
Pro Forma EBITDAre	$23,002	$20,924

Annualized Pro Forma EBITDAre	$92,008	$83,696

RATIO of Net Debt to Pro Forma EBITDAre	Three Months Ended December 31,
	2024	2023
Net Debt
Outstanding debt, net of insurance financing	$632,054	$640,549
Less: Cash	(5,224)	(4,572)
Less: Restricted cash	(10,146)	—
Less: Deposit due to real estate partnership debt default	(13,633)	(13,633)
Add: Proportional share of net debt of real estate partnership	—	8,685
Total Net Debt	$603,051	$631,029

Ratio of Net Debt/Pro Forma EBITDAre
Total Net Debt	$603,051	$631,029
Annualized Pro Forma EBITDAre	$92,008	$83,696
Ratio of Net Debt to Pro Forma EBITDAre	6.6	7.5

G&A as a Percentage of Revenue	Year Ended December 31,
	2024	2023

Total Revenues	$154,282	$146,969

General and administrative	$23,189	$20,653

G&A as a percentage of revenue	15.03%	14.05%

EBITDAre: The National Association of Real Estate Investment Trusts (“NAREIT”) defines EBITDAre as net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization and impairment write-downs of depreciable property and of investments in unconsolidated affiliates caused by a decrease in value of depreciable property in the affiliate, plus or minus losses and gains on the disposition of depreciable property, including losses/gains on change in control and adjustments to reflect the entity’s share of EBITDAre of the unconsolidated affiliates and consolidated affiliates with non-controlling interests. We calculate EBITDAre in a manner consistent with the NAREIT definition. Management believes that EBITDAre represents a supplemental non-GAAP performance measure that provides investors with a relevant basis for comparing REITs. There can be no assurance the EBITDAre as presented by us is comparable to similarly titled measures of other REITs. EBITDAre should not be considered as alternatives to net income or other measurements under GAAP as indicators of operating performance or to cash flows from operating, investing or financing activities as measures of liquidity. EBITDAre does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

Net debt: We present net debt, which we define as total debt net of insurance financing less cash plus our proportional share of net debt of real estate partnership, and net debt to pro forma EBITDAre, which we define as net debt divided by EBITDAre because we believe they are helpful as supplemental measures in assessing our ability to service our financing obligations and in evaluating balance sheet leverage against that of other REITs. However, net debt and net debt to pro forma EBITDAre should not be viewed as a stand-alone measure of our overall liquidity and leverage. In addition, our REITs may use different methodologies for calculating net debt and net debt to pro forma EBITDAre, and accordingly our net debt and net debt to pro forma EBITDAre may not be comparable to that of other REITs.

APPENDIX B

FIRST AMENDMENT TO THE
WHITESTONE REIT
2018 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN

THIS FIRST AMENDMENT TO THE WHITESTONE REIT 2018 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN (this “First Amendment”) is made and adopted by the Board of Trustees (the “Board”) of Whitestone REIT (the “Company”), to be effective as of [●], 2025 (the “Amendment Effective Date”).

WHEREAS, the Company adopted the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (the “Plan”), effective July 30, 2018;

WHEREAS, the Board of Trustees of the Company believes it to be in the best interests of the Company to amend the Plan as set forth herein; and

WHEREAS, the Board of Trustees of the Company has approved such amendment.

NOW, THEREFORE, BE IT RESOLVED, the Plan is hereby amended, effective as of the date hereof, as follows:

1.    The following definition shall be inserted as Section 2(e), and the remaining subsections renumbered accordingly:

(e) “Cause” means “Cause” as such term may be defined in the applicable Award Agreement or an employment agreement, change-in-control agreement or similar agreement in effect at the time of a Participant’s termination of employment between the Participant and the Company, or, if there is no such agreement, and such term is not otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) willful and continued failure by the Participant (other than by reason of a Disability) to perform his or her material duties with respect to the Company which continues beyond ten (10) business days after a written demand for substantial performance is delivered to the Participant by the Company (the “Cure Period”); (ii) willful or intentional engaging by the Participant in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; or (iii) the Participant’s conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof involving moral turpitude.

2.    Section 2(e) of the Plan (prior to amendment pursuant to paragraph 1) (“Change in Control”) shall be amended by deleting subsection (vi) thereof.

3.    Section 2(g) of the Plan (prior to amendment pursuant to paragraph 1) (“Committee”) shall be deleted in its entirety and replaced with the following:

(g) “Committee” means a committee of the Board composed of composed of not less than two Non-Employee Trustees, at least two of whom shall be (i) a “non-employee director” for purposes of Section 16 of the Exchange Act and Rule 16b-3 thereunder, (ii) an “outside director” for purposes of Section 162(m) and the regulations promulgated under the Code, and each of whom shall be “independent” within the meaning of the listing standards of the New York Stock Exchange.

4.    Section 4.1 of the Plan is deleted in its entirety and replaced with the following:

4.1         Share Reserve.

(a)         Subject to the provisions of Section 4.2, the maximum aggregate number of Common Shares that may be issued to Participants and their beneficiaries under the 2018 Plan pursuant to Awards granted after March 1, 2025 shall be an aggregate of [ 2,834,000] Common Shares (the “Share Reserve”), consisting of [the sum of (i) [584,000] Common Shares that are available for issuance pursuant to the 2018 Plan as of March 1, 2025, and (ii) [2,250,000] Common Shares newly authorized by the First Amendment. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.2 hereof, the maximum number of Common Shares that may be issued pursuant to Options intended to be Incentive Share Options shall be [2,834,000] Common Shares.

(b)         If, after March 1, 2025, any Common Shares covered by an Award granted under the 2018 Plan, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates, expires unexercised, is settled in cash or otherwise canceled without the delivery of the full number of Common Shares to which such Award related, then the unissued Common Shares covered by such Award, to the extent of any such forfeiture, termination, expiration, cash settlement or cancellation, shall be added to the Share Reserve and again become Common Shares with respect to which Awards may be granted under the 2018 Plan. If a Participant satisfies any withholding tax obligation with respect to an Award (other than an Option or SAR) by having Common Shares withheld, the Common Shares withheld to pay such withholding taxes shall not be counted against (and shall be added to, if they previously reduced) the Share Reserve. Notwithstanding the foregoing, in no event shall (i) Common Shares tendered or withheld on the exercise of Options for the payment of the Option Price, (ii) Common Shares tendered by a Participant to satisfy withholding taxes in connection with the exercise of Options or SARs, (iii) Common Shares not issued upon the settlement of a SAR that settles in Common Shares, or (iv) Common Shares purchased on the open market with cash proceeds from the exercise of Options or SARs, again become available for Awards under the Plan.

5.    Section 8 of the Plan shall be amended by substituting the defined term “Performance Criteria” for each use of the term “performance goal” therein.

6.    Section 11 of the Plan shall be deleted in its entirety and replaced with the following:

Section 11.         Performance Criteria.

The performance criteria pursuant to which Performance Awards may be granted pursuant to Section 8 (“Performance Criteria”) shall be specific levels of performance of the Company (and/or one or more of the Company’s Subsidiaries, Affiliates, divisions or operational and/or business units, business segments, administrative departments, or any combination of the foregoing) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income or profit; (c) operating efficiencies; (d) return on equity, assets, capital, capital employed or investment; (e) net income; (f) earnings per share; (g) utilization; (h) net investment income; (i) gross profit; (j) loan loss ratios; (k) share price or total shareholder return; (l) net asset growth; (m) debt reduction; (n) funds from operations (FFO); (o) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals and goals relating to acquisitions or divestitures; (p) property acquisitions; (q) corporate acquisitions and mergers; (r) equity offerings; or (s) any combination thereof. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. After the issuance of any Performance Award, the Committee may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Criteria in order to prevent, in the discretion and judgment of the Committee, any enlargement or diminution of the benefits or potential benefits intended to be provided pursuant to such Award.

7.    Section 13 of the Plan shall be deleted in its entirety and replaced with the following:

Section 13. Change in Control.

13.1         Assumption of Awards. Except as otherwise provided in the applicable Award Agreement or other agreement with the Participant or by the Committee at any time, upon the occurrence of a Change in Control in which the entity surviving the Change in Control (including its parent or a subsidiary entity, the “Successor”) assumes or substitutes for an Award, the original terms of such Award shall continue in effect as adjusted pursuant to Section 4.2; provided, that any Performance Criteria of any Performance Awards for which the applicable performance period has not yet ended shall be deemed to be fully achieved at target performance levels (or such other level as determined by the Committee) and such Award shall revert to a solely time-based vesting award for the remainder of the performance period; provided, further, that if a Participant’s employment with the Successor is terminated without Cause by the Successor, or on account of the Participant’s death or Disability, following such Change in Control, (a) such Participant’s Options and SARs outstanding as of immediately prior to such termination will immediately vest, become fully exercisable, and may thereafter be exercised as provided in the applicable Award Agreement, and (b) restrictions, limitations and other conditions applicable to such Participant’s Awards other than Options and SARs that remain outstanding as of the date of such termination shall lapse and the Shares (or other securities resulting from an adjustment pursuant to Section 4.2) underlying such Awards shall thereupon be fully vested and issued to the Participant free of all restrictions, limitations and conditions.

13.2         Awards not Assumed. In the event of a Change in Control in which the Successor does not assume or substitute for an Award, upon the effective time of the Change in Control, the Plan and all outstanding Awards not assumed, substituted for or continued shall terminate. In such case, except as otherwise provided in the applicable Award Agreement or other agreement with the Participant or by the Committee at any time, all Options and SARs that are not exercisable immediately prior to the effective time of the Change in Control shall become fully exercisable as of the effective time of the Change in Control, all other Awards subject to time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Change in Control, and all Performance Awards shall become vested and nonforfeitable in connection with the Change in Control at target performance levels (or such other level determined by the Committee). In the event of such a termination of the Plan and the remaining Awards hereunder, the Company shall have the option (in its sole discretion) to (a) make or provide for a payment, in cash or in kind, to Participants holding Options and SARs, in exchange for the cancellation thereof, in an amount equal to the difference between (i) the Fair Market Value of a Share in the Change in Control multiplied by the number of Shares subject to outstanding Options and SARs (to the extent then exercisable at prices not in excess of the Fair Market Value of a Share) and (ii) the aggregate option prices of all such outstanding Options and base prices of all such outstanding SARs; or (b) permit each Participant, within a specified period of time prior to the consummation of the Change in Control as determined by the Committee, to exercise outstanding Options and SARs (to the extent then exercisable) held by such Participant. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the Participants holding other Awards in an amount equal to the Fair Market Value of a Share in the Change in Control multiplied by the number of vested Shares subject to such Awards.

13.3         Requirements for Assumption. For purposes of this Section 13, an Award shall be considered assumed, substituted for or continued if, following the Change in Control, (a) the securities subject to the Award following adjustment pursuant to Section 4.2 are traded on an established securities market; (b) provide the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Award (excluding any Performance Criteria), including, but not limited to, an identical or better exercise or vesting schedule; and (c) have substantially equivalent value to such Award (determined as of the effective time of the Change in Control).

8.    Section 15.2 of the Plan is hereby deleted in its entirety and replaced with the following:

15.2         Dividends and Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Common Shares, other Awards, or if consistent with the dividend to which it relates, other securities or other property. Notwithstanding any provision of the 2018 Plan to the contrary, dividends and dividend equivalents shall not be paid (or accrue) on unexercised Options or SARs and, if dividends or dividend equivalents are granted in connection with any other Award that is subject to vesting conditions, such dividends or dividend equivalents shall be subject to the same vesting conditions that apply to the related Award. Any dividends and dividend equivalents issued or distributed under the Plan shall not be counted against the Share Limit.

9.    Section 15.5 of the Plan is hereby deleted in its entirety and replaced with the following:

15.5         Withholding. A Participant may be required to pay to the Company or any Subsidiary or Affiliate, and the Company or any Subsidiary or Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the 2018 Plan, or from any compensation or other amount owing to a Participant, the amount (in cash, Common Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the 2018 Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may require or may permit Participants to elect that the withholding requirement applicable to an Award be satisfied, in whole or in part, by having the Company withhold, or by tendering to the Company, Shares having a Fair Market Value equal to the amount of the applicable withholding or other tax-related obligation. The number of Common Shares that are withheld from an Award pursuant to this Section 15.5 may in no event be in excess of maximum statutory withholding rates.

10.    Section 16.2 of the Plan is hereby deleted in its entirety and replaced with the following:

16.2         Expiration Date. No new Awards shall be granted under the 2018 Plan after the tenth anniversary of the Amendment Effective Date. Unless otherwise expressly provided in the 2018 Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Amendment Effective Date.

11.    Except as modified herein, the remaining terms of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned officer of the Company, acting pursuant to authority granted to him by the Board of Trustees of the Company, has executed this instrument on this [●]th day of May, 2025.

WHITESTONE REIT

By:	/s/ John S. Hogan
Name:	John S. Hogan
Title:	Chief Financial Officer

WHITESTONE REIT
2600 S GESSNER RD., SUITE #500
HOUSTON, TX 77063

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WSR2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 14, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to:
Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68968-P22645

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

WHITESTONE REIT

The Board of Trustees recommends you vote FOR all nominees for Trustee in Proposal 1 and FOR Proposals 2, 3 and 4:

1. Election of Trustees (proposal No. 1)

Nominees:	For	Against	Abstain
1a. Julia B. Buthman	☐	☐	☐
1b. Amy S. Feng	☐	☐	☐
1c. Kristian M. Gathright	☐	☐	☐
1d. David K. Holeman	☐	☐	☐
1e. Jeffrey A. Jones	☐	☐	☐
1f. Donald A. Miller	☐	☐	☐

NOTE: To transact other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign, if a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V68969-P22645

WHITESTONE REIT
Annual Meeting of Shareholders
May 15, 2025 9:00 AM Central Time

The shareholder(s) hereby appoint(s) David K. Holeman, J. Scott Hogan, and Peter A. Tropoli, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of WHITESTONE REIT that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM Central Time on May 15, 2025, online at www.virtualshareholdermeeting.com/WSR2025.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES RECOMMENDATIONS.

Continued and to be signed on reverse side